                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER is made as of February 13, 2006, among DATATRAK International, Inc., an Ohio corporation ("Purchaser"), CF Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), ClickFind, Inc., a Texas corporation (the "Company"), each of the Persons identified on Exhibit A attached hereto (each, a "Shareholder," and collectively, "Shareholders"), and, solely for purposes of Sections 8 and 9, Jim Bob Ward, in his separate capacity as the Shareholder Representative ("Shareholder Representative"). The parties hereto are sometimes hereinafter collectively referred to as the "Parties."

                                    RECITALS

     A. Purchaser desires to acquire the Company through the merger of the Company with and into Merger Sub (the "Merger"), with Merger Sub being the surviving corporation of the Merger, pursuant to which the Company Shares (as defined below) of the Company issued and outstanding at the Effective Time (as defined below), will be converted into the right to receive the Merger Consideration (as defined below), as more fully provided herein.

     B. The Shareholders own all of the currently issued and outstanding Company Shares.

     C. The Company desires to be merged with and into Merger Sub and that the Shareholders be entitled to receive the Merger Consideration in exchange for their Company Shares.

     D. For federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the IRC and this Agreement will constitute a plan of reorganization.

     E. The respective boards of directors of Purchaser, Merger Sub and the Company, and the Shareholders and the sole shareholder of Merger Sub, have determined that the Merger is desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter set forth, the Parties hereby agree as follows:

                                    AGREEMENT

     The Parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "2005 Balance Sheet" - the Company's audited balance sheet as of December 31, 2005.

     "Act" - as defined in Section 4.2(d).

     "Affiliate" - an "Affiliate" of any Person means any family member of an individual, and any other Person directly or indirectly controlling, controlled by or under common control with, the referenced Person or (if applicable) a family member of the referenced Person, and also means any director, officer, partner, manager, executor, trustee or similar individual of such other Person.

     "Agreement" - this Agreement and Plan of Merger, including the exhibits and schedules thereto, and the Disclosure Schedule.

     "Articles of Merger" - as defined in Section 3.1.

     "Audit Expense" - as defined in Section 7.2.

     "Audited Financial Statements" - (i) the audited balance sheets of the Company as of December 31, 2004 and December 31, 2005, and the related audited statements of income, cash flow and equity and notes thereto for the twelve (12) month periods then ended.

     "Average Closing Price" - as defined in Section 2.7(b)(iii)(D).

     "Breach" - a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with such representation, warranty, covenant, obligation or other provision.

     "Cash and Securities Recipients" - as defined in Section 2.7(b)(ii).

     "Cash Consideration" - as defined in Section 2.7(b)(ii)(A).

     "Cash Only Shareholders" - as defined in Section 2.7(b)(i).

     "Certificate of Merger" - as defined in Section 3.1.

     "Closing" - as defined in Section 3.1.

     "Closing Date" - as defined in Section 3.1.

     "Company" - as defined in the Preamble to this Agreement.

     "Company D&O Indemnitee" - as defined in Section 7.6.

     "Company Indebtedness" - all of the Company's (a) indebtedness for borrowed money (including, without limitation, all principal, accrued interest, applicable prepayment charges or premiums with respect to notes payable, mortgages, term loans, revolver borrowings or other similar obligations and any charges or premiums payable in respect of the cancellation or termination of any outstanding interest rate swap agreements or similar arrangements), (b) capital lease obligations and equipment loans; (c) guarantees and letters of credit;

(d) installment or deferred payment contracts; and (e) the individual credit card debts set forth in Section 1 of the Disclosure Schedule.

     "Company Options" - as defined in Section 2.6(d).

     "Company Share" - each share of common stock, no par value, of the Company, which is issued and outstanding immediately prior to the Effective Time.

     "Consulting Agreement" - is defined in Section 3.2(a)(xii).

     "Contemplated Transactions" - all of the transactions contemplated by, or to be delivered in accordance with the terms of this Agreement, including, without limitation: (a) the Merger; and (b) the performance by the Parties of their respective covenants and obligations under this Agreement.

     "Contract" - as defined in Section 5.15(a).

     "Copyrights" - any original work of authorship, published or unpublished, and any United States or foreign copyright, and any registration thereof and applications therefor, including any renewal or extension thereof and any right corresponding thereto in both published and unpublished works throughout the world, that is owned by, used by or licensed to the Company in connection with the conduct of its respective business of any nature whatsoever.

     "CPR" - as defined in Section 9.7(a).

     "Custom Software" - any Software that has been developed or designed for a particular customer or function, and that is used, developed, sold, distributed or marketed by the Company in the conduct of its business of any nature whatsoever.

     "D&O Indemnity Cap" - as defined in Section 7.6.

     "Damages" - as defined in Section 8.2(a).

     "Database" - any data and other information recorded, stored, transmitted or retrieved in electronic form, that is used, developed, sold, distributed or marketed by the Company in the conduct of its business of any nature whatsoever.

     "Disclosure Information" - as defined in Section 4.2(b).

     "Effective Time" - as defined in Section 3.1.

     "Employee Benefit Plan" - any employee benefit plan (as defined in Section
3.3 of ERISA), or any employment contract, employee loan, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, change of control, termination, pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, payroll incentive, policy, fund, agreement or arrangement, consulting agreement, hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy, fund, agreement of arrangement similar to or in the nature of the foregoing, oral or written.

     "Employment Agreements" - as defined in Section 3.2(a)(iii).

     "Employee Tax Withholding" - all withholding taxes owed by any Cash and Securities Recipient in connection with prior stock grants and the exercise for his or her Company Options, as set forth in the column titled "Employee Tax Withholding" on the Payout Spreadsheet.

     "Encumbrance" - any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Liabilities" - any cost, damage, expense, Liability, obligation or other responsibility arising from or under any Environmental Law and consisting of or relating to:

          (a) any environmental matters or conditions (including on-site or off-site contamination, and regulation of chemical substances or products or Hazardous Materials);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law;

          (c) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Laws (whether or not required or requested by any Governmental Body); or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

The terms "removal," "remedial," and "response action," mean the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

     "Environmental Law" - any Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees or the public of intended or actual Releases of Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of Hazardous Materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) protecting resources, species or ecological amenities;

          (e) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances;

          (f) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such Cleanup or prevention; or

          (g) making responsible parties pay private parties, or groups of them, for damage done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Escrowed Software" - all IT Products, specifically including the ClickTrialsTM eClinical Research Platform as that term is used in Section 5.6 of the Disclosure Schedule, in both source code and executable object code formats, including all commercially-released versions, updates and modifications thereof, and all related documentation, help files, technical and user manuals, duplication instructions, flow charts, development tools, and all other materials and information necessary or appropriate to enable a user to create executable object code from such source code and to reproduce, modify, support, enhance, maintain and use same, all on machine-readable disks or other electronic or digital storage media acceptable to Purchaser.

     "Exchange Act" - as defined in Section 6.5.

     "Facilities" - any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles and rolling stock) currently or formerly owned or operated by the Company.

     "Fair Market Value" - the price per share of the Purchaser Shares, as quoted on the Nasdaq SmallCap Market or such other national securities exchange or automated quotation system on which the Purchaser Shares are then quoted or listed, as of the close of the market on the trading day immediately preceding the day on which a claim for indemnification pursuant to Article 8 hereof is made.

     "GAAP" - generally accepted United States accounting principles, consistently applied.

     "Governmental Authorization" - any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" - any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Gross Cash Only Shareholder Consideration" - as defined in Section 2.7(b)(iii)(A).

     "Gross Merger Consideration" - as defined in Section 2.7(a).

     "Hardware" - any mainframe, midrange computer, personal computer, notebook or laptop computer, server, storage, switch, printer, modem, driver, peripheral, point of sale terminals, kiosks and handheld scanners or any component of any of the foregoing, that is used, developed, sold, distributed or marketed by the Company in the conduct of its business of any nature whatsoever.

     "Hazardous Activity" - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that creates an endangerment to public health or the environment, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

     "Hazardous Materials" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "Hired Employees" - as defined in Section 7.5.

     "Indemnification Cap" - as defined in Section 8.5(b)(iii).

     "Indemnification Threshold" - as defined in Section 8.5(b)(i).

     "Indemnifying Shareholders" - as defined in Section 8.2(b).

     "Intellectual Property Rights" - all (i) Patents, (ii) Inventions, (iii) Copyrights, (iv) Trademarks, (v) Trade Secrets, (vi) income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, (vii) right to sue for past, present or future infringement, misappropriation, or improper, unlawful or unfair use of any of the foregoing, and (viii) rights of the Company under all contracts related to any of the foregoing.

     "Intellectual Property Cap" - as defined in Section 8.5(b)(iii).

     "Inventions" - any idea, design, concept, technique, methodology, process, invention, discovery, or improvement, whether or not patentable, any invention disclosure or similar disclosure of any of the foregoing, and any shop rights in any of the foregoing, that are owned by, used by or licensed to the Company in connection with the conduct of its respective business of any nature whatsoever.

     "IRC" - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the United States Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

     "IT Assets" - any Software (including Custom Software), Hardware or Database, including all IT Products, all IT Development and Delivery Assets and all IT Business Assets.

     "IT Business Assets" - any IT Assets used by the Company in connection with the conduct of its business of any nature whatsoever other than IT Development and Delivery Assets.

     "IT Development and Delivery Assets" - any IT Assets used by the Company to develop IT Products or deliver services to its customers in the course of its business of any nature whatsoever.

     "IT Products" - any IT Assets sold, distributed, marketed, or developed or acquired for sale, distribution or marketing, to the Company's customers.

     "Knowledge" - the actual knowledge of Jim Bob Ward, William Coates, Jennifer Fox, Shari Popp, Lisa Pahl and Chris Wilke, after reasonable inquiry.

     "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, statute, ordinance, principle of common law, regulation, statute or treaty.

     "Liabilities" - responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

     "Material Adverse Effect" or "Material Adverse Change" - when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which, individually or in the aggregate, is both material and adverse to (A) the property, business, operations, customer relationships, assets (tangible and intangible) or financial condition of such Party and its parent or subsidiaries, or (B) the ability of such Party to perform any of its material obligations under this Agreement or any other documents contemplated by the Agreement to which it is a party; provided, however, that terms "Material Adverse Effect" and "Material Adverse Change" shall not be deemed to include (a) a change or effect with respect to a Party that results from economic or political conditions or events affecting the United States economy or world economy; (b) with respect to the Company, any change or effect resulting from any termination of a current or prospective customer, supplier or vendor relationship that is attributable to the announcement of this Agreement or the Merger or the transactions contemplated hereby or thereby; (c) with respect to any Party, any change or effect resulting from any breach of any representation, warranty, covenant or agreement contained in this Agreement of another Party; or (d) the performance of the Party's obligations hereunder.

     "Material IT Assets" - as defined in Section 5.6(b)(i).

     "Merger" - as defined in the Recitals to this Agreement.

     "Merger Consideration" - as defined in Section 2.7(a).

     "Merger Sub" - as defined in the Preamble to this Agreement.

     "Notes" - as defined in Section 2.7(b)(ii)(B).

     "Note Consideration" - as defined in Section 2.7(b)(ii)(B).

     "Offer Letters" - as defined in Section 3.2(a)(vi).

     "Officer's Certificate" - as defined in Section 8.10(a).

     "OGCL" - as defined in Section 2.1.

     "Option Exercise Note" - any promissory note made by any holder of Company Options in favor of the Company in connection with the exercise of such Company Options immediately prior to Closing.

     "Order" - any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "Organizational Documents" - the articles or certificate of incorporation and the bylaws or code of regulations of a corporation and any amendments thereto.

     "Parties" - Purchaser, Merger Sub, the Company, the Shareholders and, for purposes of Sections 8 and 9, Shareholder Representative, collectively.

     "Patents" - any United States or foreign utility or design patent, together with any extension, reexamination and reissue of such patents, patent of addition, patent application, division, continuation, continuation-in-part, and any subsequent filing in any country or jurisdiction claiming priority therefrom, owned by, used by or licensed to the Company in connection with the conduct of its respective business of any nature whatsoever.

     "Payout Ratio" - as defined in Section 2.7(b)(iii)(B).

     "Payout Spreadsheet" - as defined in Section 2.7(c).

     "Permitted Encumbrances" - (a) liens for taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which reasonable reserves have been established, (b) statutory, mechanics', laborers' and materialmen's liens arising in the ordinary course of business for sums not yet due, and (c) statutory and contractual landlord's liens under leases pursuant to which the Company is a lessee and not in default.

     "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plan" - any Employee Benefit Plan with respect to which the Company currently is, or during the six-year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions.

     "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchaser" - as defined in the Preamble to this Agreement.

     "Purchaser Indemnified Persons" - as defined in Section 8.2(a).

     "Purchaser Plans" - as defined in Section 7.5.

     "Purchaser Shares" - as defined in Section 2.7(b)(ii)(C).

     "Purchaser Share Consideration Amount" - as defined in Section
2.7(b)(ii)(C).

     "Registration Rights Agreement" - is defined in Section 3.2(a)(xiii).

     "Release" - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

     "Repaid Indebtedness" - certain Company Indebtedness included on the 2005 Balance Sheet as set forth on Schedule 1 attached hereto.

     "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

     "SEC" - as defined in Section 4.2(c).

     "SEC Reports" - as defined in Section 6.5.

     "Securities Laws" - as defined in Section 4.2(d).

     "Shareholders" - as defined in the Preamble to this Agreement.

     "Shareholder Representative" - as defined in the Preamble to this Agreement.

     "Software" - any computer software, in object or source code form, that is under development, used, developed, sold, distributed or marketed by the Company in connection with the conduct of its business of any nature whatsoever, including all operating systems, all applications software, all firmware, all middleware, all development tools, all Internet software, all digital content, and any and all documentation in print or digital form related to any of the foregoing, including programming manuals, user manuals, online help, technical support manuals or instructions, and source code comments.

     "Software License" - as defined in Section 3.2(a)(iv).

     "Survival Date" - as defined in Section 8.10(a).

     "Surviving Corporation" - as defined in Section 2.1.

     "Tax" - any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including customs duty), deficiency or other fee, and any charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

     "Tax Return" - any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release" - a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Trademarks" - any unregistered trademark or service mark in the United States or any foreign jurisdiction; any trademark or service mark registered in the United States or any foreign jurisdiction or under any multinational trademark authority and any applications therefor; any trade name, brand name, product identifier, certification mark, logo, trade dress, and Internet domain name, and any registration thereof or application therefor in the United States or any foreign jurisdiction, including any extension, modification or renewal of any such registration or application, and all goodwill associated with all of the foregoing throughout the world, owned by, used by or licensed to the Company in connection with the conduct of its respective business of any nature whatsoever.

     "Trade Secrets" - any trade secret, know-how, formula, specification, technical information, data, process, technology, plans, drawing (including engineering and CAD drawings), research and development, proprietary information, blueprint, and all documentation related to any of the foregoing, except for any such item that is generally available to the public as of the Effective Date, owned, used or licensed by the Company in connection with the conduct of its respective business of any nature whatsoever.

     "Transaction Expenses" - all out of pocket, third-party costs and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions as set forth on Schedule 1(a) attached hereto.

2.   MERGER

     2.1  TERMS OF MERGER.

     Subject to the terms and conditions of this Agreement and in accordance with the Ohio General Corporation Law (the "OGCL") and the Texas Business Corporation Act (the "TBCA") at the Effective Time, the Company will be merged with and into Merger Sub, the separate existence of the Company will cease, and Merger Sub will continue as the surviving corporation under the name "CF Merger Sub, Inc." (the "Surviving Corporation").

     2.2  EFFECT OF MERGER.

     The Merger will have the effects set forth in Section 1701.82 of the OGCL.

     2.3  ARTICLES OF INCORPORATION; CODE OF REGULATIONS.

     At the Effective Time, the Articles of Incorporation and the Code of Regulations of Merger Sub, including all amendments thereto made prior to or as of the Effective Time, will become the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

     2.4  DIRECTORS.

     Each person serving as a director of the Company immediately prior to the Effective Time shall cease to be a director of the Company at and as of the Effective Time. Each person serving as a director of Merger Sub immediately prior to the Effective Time shall become a director of the Surviving Corporation at and as of the Effective Time, to hold office in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal.

     2.5  OFFICERS.

     Each person serving as an officer of the Company immediately prior to the Effective Time shall cease to be an officer of the Company at and as of the Effective Time. Each person serving as an officer of Merger Sub immediately prior to the Effective Time shall become an officer of the Surviving Corporation at and as of the Effective Time, holding the same office or offices of the Surviving Corporation as the office or offices of Merger Sub, which such person held immediately before the Effective Time, to serve in such office or offices at the pleasure of the Board of Directors of the Surviving Corporation.

     2.6  EFFECT OF MERGER ON CAPITALIZATION OF THE COMPANY AND MERGER SUB.

     At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any other Person:

     (a) Each Company Share shall be canceled and extinguished and automatically converted at the Effective Time into the right of the record holder thereof to receive from the Surviving Corporation, in accordance with the terms and conditions of this Agreement, the share, form and amount of the Merger Consideration set forth for each Shareholder on the Payout Spreadsheet, as defined in Section 2.7(c) below and as calculated and determined pursuant to Section 2.7 below, upon surrender to the Surviving Corporation at the Closing of the certificate representing such Company Share (except as provided by Section 2.6(e) below), duly endorsed and otherwise in proper form for transfer to the Surviving Corporation free of any Encumbrances and together with such other documents, endorsements and assurances as may be required by Purchaser. All Company Shares shall cease to be outstanding and shall automatically be canceled and retired and cease to exist at the Effective Time, and each holder of a certificate representing one or more Company Shares shall cease to have any rights with respect thereto, except the right to receive such Shareholder's portion of the Merger Consideration with respect to such Company Shares upon the surrender of the certificate representing such Company Shares as provided herein.

     (b) Any Company Shares that are owned by the Company shall at the Effective Time be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Each common share, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain a validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation and shall not be affected by the Merger.

     (d) Immediately prior to the Effective Time the vesting schedules of all options convertible into Company Shares (the "Company Options") shall be accelerated in full in accordance with the terms of Company's 2000 Stock Option/Stock Issuance Plan, and each Company Option not exercised prior to the Effective Time shall be terminated as of the Effective Time and the holders thereof shall have no right to receive any portion of the Merger Consideration.

     (e) If certificates representing outstanding Company Shares shall be lost, stolen or destroyed, Purchaser shall determine the amount of the bond, if any, and the type of additional documents, information and assurances that may be requested in order to protect the Surviving Corporation and Purchaser from other possible claimants with respect to such Company Shares. If any Merger Consideration is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser any transfer or other Taxes required by reason of the issuance of a certificate for shares of Purchaser's common stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser that such Tax has been paid or is not payable.

     2.7  PAYMENT OF THE MERGER CONSIDERATION.

     (a) The aggregate consideration payable to all Shareholders with respect to their Company Shares (the "Merger Consideration") shall be an amount equal to:

          (i) Eighteen Million Dollars ($18,000,000) (the "Gross Merger Consideration");

          (ii) minus an amount equal to the Transaction Expenses; and

          (iii) minus an amount equal to the Repaid Indebtedness.

     (b) At the Effective Time, the Merger Consideration shall be payable by Purchaser as follows:

          (i) Cash Only Shareholders. Each Shareholder listed on Schedule 2.7(b)(i) attached hereto (the "Cash Only Shareholders"), shall receive an amount in cash equal to: (A) the Gross Merger Consideration, multiplied by;
     (B) the quotient of (x) the number of Company Shares held by such Cash Only Shareholder, divided by (y) the total number of Company Shares outstanding immediately prior to the Effective Time; less (C) such Cash Only Shareholder's pro rata portion of the Transaction Expenses and Repaid Indebtedness; and less (D) the principal amount of the Option Exercise Note made by such Cash Only Shareholder, if any.

          (ii) Cash and Security Recipients. Each Shareholder listed on Schedule 2.7(b)(ii) attached hereto (the "Cash and Securities Recipients") shall receive:

               (A) an amount in cash equal to: (1) Four Million Dollars ($4,000,000) (the "Cash Consideration"), minus the Gross Cash Only Shareholder Consideration; multiplied by; (2) such Cash and Securities Recipient's Payout Ratio; and

               (B) a non-negotiable promissory note, each substantially in the Form attached hereto as Exhibit B (each a "Note," and, collectively, the "Notes") the principal amount of which Note shall be equal to:
          Four Million Dollars ($4,000,000) (the "Note Consideration"); multiplied by; (2) such Cash and Securities Recipient's Payout Ratio; and

               (C) a number of Purchaser's common shares (each a "Purchaser Share," and collectively, the "Purchaser Shares") equal to: (1) such Cash and Securities Recipient's Purchaser Share Consideration Amount; divided by (2) the Average Closing Price.

          (iii) Certain Definitions.

               (A) The "Gross Cash Only Shareholder Consideration" shall mean an amount equal to the Gross Merger Consideration, multiplied by; the quotient of (1) the number of Company Shares held by all Cash Only Shareholders, divided by (2) the total number of Company Shares outstanding immediately prior to the Effective Time.

               (B) The "Payout Ratio" for any Cash and Securities Recipient shall be equal to the quotient of (1) the number of Company Shares held by such Cash and Securities Recipient, divided by (y) the total number of Company Shares held by all Cash and Securities Recipients outstanding immediately prior to the Effective Time.

               (C) The "Purchaser Share Consideration Amount" for any Cash and Securities Recipient shall be equal to: (1) the Gross Merger Consideration, multiplied by; (2) the quotient of (x) the number of Company Shares held by such Cash and Securities Recipient, divided by
          (y) the total number of Company Shares outstanding immediately prior to the Effective Time; less (3) such Cash and Securities Recipient's pro rata portion of the Transaction Expenses and Repaid Indebtedness; less (4) the total amount of such Cash and Securities Recipient's Note and such Cash and Securities Recipient's portion of the Cash Consideration, as calculated pursuant to Section 2.7(b)(ii)(A) above; less (5) the principal amount of the Option Exercise Note made by such Cash and Securities Recipient, if any; and less (6) the amount of such Cash and Securities Recipient's Employee Tax Withholding, if any. In the event that any Employee Tax Withholding amount is deducted, Purchaser shall cause the Surviving Corporation to promptly and timely remit such Employee Tax Withholding amount to the applicable Tax authority and to indemnify the respective Shareholder with respect to same.

               (D) The "Average Closing Price" shall be equal to the average closing price per share of Purchaser's common shares for the thirty
          (30) trading days ending on and including the trading day prior to the Closing Date; provided, however, that if the Average Closing Price is
          (i) less than $9.00, then the Average Closing Price for purposes of this Section 2.7(b) shall be deemed to be $9.00, or (ii) greater than $10.00, then the Average Closing Price for purposes of this Section 2.7(b) shall be deemed to be $10.00.

     (c) Prior to Closing, the Company shall provide to Purchaser a schedule containing the calculation of the payments by type and amount to the Shareholders, calculated in the manner described above, which schedule shall be subject to the review and approval of the Purchaser. Following agreement of the Parties on such schedule, it shall be attached hereto as an addendum to Schedule 2.7(c) (the "Payout Spreadsheet"), and the parties shall be entitled to rely on the Payout Spreadsheet. In the event of any conflict between Section 2.7(b) and the Payout Spreadsheet, the Payout Spreadsheet shall control.

     (d) No fraction of a Purchaser Share will be issued in connection with the Merger, but in lieu thereof each holder of a Company Share that otherwise would be entitled to a fraction of a Purchaser Share shall receive from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Average Closing Price.

3.   CLOSING AND CLOSING DELIVERIES

     3.1  CLOSING.

     The Contemplated Transactions shall be consummated at the closing (the "Closing") simultaneously with the execution hereof, at the offices of Calfee, Halter & Griswold LLP, 800 Superior Avenue, Suite 1400, Cleveland, Ohio 44114 at 10:00 a.m. Eastern Standard Time or at such other time, date or place as may be mutually agreed in writing by the Parties (the "Closing Date"). At the Closing, the Parties will cause the Merger to be consummated by filing (i) a

Certificate of Merger consistent with the terms of this Agreement with the Secretary of State of Ohio, in such form as is required by, and executed by the required Parties in accordance with, the OGCL (the "Certificate of Merger"), and
(ii) Articles of Merger consistent with the terms of this Agreement with the Secretary of State of Texas, in such form as is required by, and executed by the required Parties in accordance with, the TBCA (the "Articles of Merger"), in the forms attached hereto as Exhibit C-1 and Exhibit C-2. The date and time of the filing of such Certificate of Merger and Articles of Merger, or such other time subsequent thereto as may be mutually agreed by the Company and Purchaser and specified in the Certificate of Merger and Articles of Merger, shall be the effective time of the Merger (the "Effective Time").

     3.2  CLOSING DELIVERIES.

     The transfers and deliveries described in this Section 3.2 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Section 3.2 shall also have occurred or been waived by the Party or Parties entitled to waive the same. At or prior to the Closing:

     (a) The Company will deliver, or will cause to be delivered, to Purchaser the following:

          (i) the Certificate of Merger and Articles of Merger, each duly executed by the Company;

          (ii) the certificates representing all of the outstanding Company Shares, with such accompanying documents, endorsements and assurances as may be reasonably required by Purchaser;

          (iii) mutually agreeable employment agreements, duly executed by Jim Bob Ward, William Coates, Jennifer Fox, Shari Popp, Lisa Pahl and Chris Wilke, as applicable (the "Employment Agreements");

          (iv) A Limited Software License Agreement, in the form attached as Exhibit D, duly executed by Jim Bob Ward (the "Software License");

          (v) resignations of each of the directors and officers of the Company;

          (vi) mutually agreeable and customary offer letters duly executed by each of the employees listed on Schedule 3.2(a)(vi) attached hereto (the "Offer Letters");

          (vii) a certificate of the Secretary of the Company as to the incumbency and authority of any Person executing and delivering on behalf of the Company this Agreement or any other document or instrument required to be delivered by the Company hereunder, and setting forth copies of the resolutions approving this Agreement and the Contemplated Transactions which were duly adopted by the Board of Directors and the Shareholders of the Company and a statement of the date and manner of such adoption by the Board of Directors and the Shareholders of the Company;

          (viii) a certificate of the Secretary of the Company setting forth the number of Company Shares outstanding and entitled to vote upon the approval of this Agreement and the Contemplated Transactions;

          (ix) certificates of good standing, dated not more than five (5) days prior to the Closing Date, as to the corporate existence and good standing of the Company in Texas and each state or other jurisdiction in which it is qualified to do business;

          (x) all consents and approvals of all Persons and Governmental Authorities listed on Schedule 3.2(a)(xi) attached hereto that are necessary for the Surviving Corporation to operate the business of Sellers as heretofore conducted and as may be necessary for the assumption by the Surviving Corporation of the Contracts;

          (xi) a fully executed copy of that certain Assignment Intellectual Property Rights Agreement, between the Company and Jonathan Williams;

          (xii) a consulting agreement duly executed by Eric Wilke, in form and substance reasonably acceptable to Purchaser and Mr. Wilke (the "Consulting Agreement");

          (xiii) a registration rights agreement, in the form attached as Exhibit E, duly executed by each of the Cash and Securities Recipients (the "Registration Rights Agreement");

          (xiv) a legal opinion of Andrews Kurth LLP as counsel to the Company, reasonably satisfactory to Purchaser and its counsel; and

          (xv) any and all other documents required by the terms of this Agreement to be delivered at the Closing by any Shareholder or the Company.

Any agreement or document to be delivered to Purchaser pursuant to this Section 3.2(a), the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Purchaser.

     (b) Purchaser will deliver the following:

          (i) the Certificate of Merger and Articles of Merger, each duly executed by Purchaser and Merger Sub;

          (ii) the Cash Consideration;

          (iii) the Notes, duly executed by Purchaser;

          (iv) certificates representing the Purchaser Shares recorded in the name of the Shareholders as set forth on Exhibit A;

          (v) the Employment Agreements duly executed by Purchaser;

          (vi) the Offer Letters duly executed by Purchaser;

          (vii) the Registration Rights Agreement, duly executed by Purchaser;

          (viii) the Software License, duly executed by Purchaser;

          (ix) a certificate of the Secretary or Assistant Secretary of each of Purchaser and Merger Sub as to the incumbency and authority of any Person executing and delivering on behalf of Purchaser or Merger Sub this Agreement or any other document or instrument required to be delivered by either of them hereunder, and setting forth copies of the resolutions approving this Agreement and the Contemplated Transactions which were duly adopted by the Board of Directors of each of Purchaser and Merger Sub and a statement of the date and manner of such adoption by such Boards of Directors;

          (x) certificates of good standing, dated not more than five (5) days prior to the Closing Date, as to the corporate existence and good standing of Purchaser and Merger Sub in the State of Ohio;

          (xi) a legal opinion of Calfee, Halter & Griswold LLP as counsel to Purchaser and Merger Sub, reasonably satisfactory to the Company and its counsel; and

          (xii) any and all other documents required by the terms of this Agreement to be delivered at the Closing by Purchaser or Merger Sub.

Any agreement or document to be delivered to the Shareholders pursuant to this
Section 3.2(b), the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to the Company and the Shareholders.

     3.3  ADDITIONAL CLOSING DELIVERIES.

     (a) Prior to or at Closing, Purchaser shall have received a fairness opinion, in a form reasonably satisfactory to Purchaser and Merger Sub, from JMP Securities with respect to the fairness to Purchaser and Merger Sub of the Merger and the Contemplated Transactions.

     (b) At or prior to Closing, the Company will deliver or cause to be delivered to an escrow agent identified by Purchaser, for the benefit of Purchaser, two (2) complete copies of the Escrowed Software.

4.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each Shareholder severally represents and warrants to Purchaser and Merger Sub that the following statements contained in Section 4.1 are true and correct at and as of the date of this Agreement with respect to such Shareholder and his Company Shares and each Cash and Securities Recipient severally represents and warrants to Purchaser and Merger Sub that the following statements contained in
Section 4.2 are true and correct at and as of the date of this Agreement with respect to such Cash and Securities Recipient. No Shareholder or Cash and Securities Recipient makes any of the representations or warranties in this
Section 4 with respect
to any other Shareholder, any other Shareholder's Company Shares or any other Cash and Securities Recipient, as the case may be.

     4.1  REPRESENTATIONS AND WARRANTIES OF ALL SHAREHOLDERS.

     (a) Authority and Capacity.

     Such Shareholder possesses all requisite power, authority and legal capacity to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of such Shareholder in connection with any Contemplated Transaction.

     (b) Ownership of Shares.

     Such Shareholder owns all of such Shareholder's Company Shares free and clear of all Encumbrances.

     (c) Execution and Delivery; Enforceability.

     This Agreement has been, and each other document, instrument or agreement to be executed and delivered by such Shareholder in connection herewith will upon such delivery be, duly executed and delivered by such Shareholder and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity, provided, however, that the Certificate of Merger will not be effective until filed with the Ohio Secretary of State and the Ohio Secretary of State has issued a receipt acknowledging acceptance and approval of the certificate of merger in response thereto and the Articles of Merger will not be effective until the Articles of Merger have been filed with the Texas Secretary of State and the Texas Secretary of State has issued a certificate of merger in response thereto.

     (d) Noncontravention.

     Such Shareholder is not required to submit any notice, report or other filing with any Governmental Authority in connection with such Shareholder's execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by such Shareholder in connection herewith. Such Shareholder's execution, delivery and performance of this Agreement will not violate, breach or conflict with any Legal Requirement by which such Shareholder is bound or any agreement to which such Shareholder is a party, and, to the knowledge of such Shareholder, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by such Shareholder in connection with such Shareholder's execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by such Shareholder in connection with any Contemplated Transaction.

     (e) Brokerage.

     No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of such Shareholder, to receive any commission, brokerage, finder's fee or other similar compensation with respect to such Shareholder's Company Shares in connection with the consummation of the Contemplated Transactions.

     (f) Exculpation Among Shareholders.

     Each Shareholder acknowledges that it is not relying upon any other Shareholder in making its decision to enter into this Agreement or any of the Contemplated Transactions. Each Shareholder agrees that no other Shareholder shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in their capacity as a Shareholder relating to or in connection with this Agreement or the Contemplated Transactions except in the case of fraud.

     4.2  REPRESENTATIONS AND WARRANTIES OF CASH AND SECURITIES RECIPIENTS.

     (a) Reliance by the Purchaser.

     Such Cash and Securities Recipient understands and acknowledges that the Purchaser Shares and Notes to be issued to such Cash and Securities Recipient will not be registered under the Act in reliance upon the exemption from registration provided by Section 4(2) of the Act and Regulation D. Such Cash and Securities Recipient further acknowledges and agrees that the representations and warranties contained in this Section 4.2, as well as the information previously provided to Purchaser in such Cash and Securities Recipient's investor suitability questionnaire, are being relied upon by the Purchaser in connection with such determination.

     (b) Disclosure Information.

     Prior to the date hereof, such Cash and Securities Recipient was provided with a copy of the Agreement, as well as certain financial and other information regarding Purchaser, the Company and the Contemplated Transactions (collectively, the "Disclosure Information"). Such Cash and Securities Recipient has read the Disclosure Information and such Cash and Securities Recipient, to the extent that such Cash and Securities Recipient concluded necessary, consulted with counsel or advisers regarding the contents of the Disclosure Information. Such Cash and Securities Recipient acknowledges that he or she has had an opportunity to ask questions and receive answers to such questions regarding the terms and conditions of this Agreement and the Contemplated Transactions, including, without limitation, the terms and conditions of the Purchaser Shares and Notes that will be issued to such Cash and Securities Recipient pursuant to this Agreement, as well as information regarding the business, properties, prospects and financial condition of Purchaser and the terms of the Contemplated Transactions.

     (c) Accredited Investor Status.

     Such Cash and Securities Recipient is: (i) one of the following: (x) an individual with net worth (or joint net worth together with his or her spouse) in excess of $1,000,000 (which net worth includes the value of home, furnishings and automobiles); (y) an individual with individual income (exclusive of any income attributable to his or her spouse) in excess of $200,000 in each of calendar years 2005 and 2004 and expects an individual income in excess of $200,000 for calendar year 2006, or has had, together with his or her spouse, joint income in excess of $300,000 in each of the calendar years 2005 and 2004 and expects a joint income in excess of $300,000 for calendar year 2006; (z) otherwise qualifies as an "accredited investor" as defined for purposes of Regulation D, which has been adopted by the Securities and Exchange Commission (the "SEC") under the Act.

     Such Cash and Securities Recipient will be required to hold his or her Purchaser Shares and Note indefinitely. Such Cash and Securities Recipient further represents and warrants that he or she has such knowledge and experience in financial and business matters so as to enable him or her to understand the merits and risks involved in acquiring the Purchaser Shares and Notes (and the other terms of the Contemplated Transactions, including such person's indemnification obligations) and is able to bear the economic risk of an investment in the Purchaser Shares and Notes for an indefinite period of time and can afford the complete loss of his or her proposed investment in the Purchaser Shares and Notes.

     (d) Restrictions on Purchaser Shares and Notes.

     Such Cash and Securities Recipient will acquire the Purchaser Shares and Note to be received by such Cash and Securities Recipient under this Agreement for such Cash and Securities Recipient's own account and not with a view to, or for resale in connection with, the distribution thereof and such Cash and Securities Recipient has no present intention of selling, granting any participation in, or otherwise distributing the Purchaser Shares or Note except in conformity with the Act and other applicable federal and state securities laws (collectively, the "Securities Laws").

     Such Cash and Securities Recipient understands and agrees that all the Purchaser Shares and Notes will constitute "restricted securities" under the Securities Laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that, consequently, the Purchaser Shares and Notes may not be resold without first being registered under the Securities Laws only in certain limited circumstances. Specifically, such Cash and Securities Recipient is familiar with SEC Rule 144 and understands, and agrees to comply with, the resale limitations imposed thereby and by the Securities Laws generally.

     Each Cash and Securities Recipient understands and agrees that the certificates issued to such Cash and Securities Recipient representing the Purchaser Shares and the Notes all will bear any legend required by the Securities Laws, as well as the following legend:

          "These securities have not been registered under the Securities Act of 1933 (the "Act") or under any state securities laws and have been issued and sold in reliance upon an exemption from registration under the Act. These securities may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act or an opinion of counsel, satisfactory to the issuer of these securities, to the effect that such a registration statement is unnecessary in respect of a particular sale, offer, pledge, hypothecation or other transfer."

     The foregoing legend will be removed from a certificate at the request of such Cash and Securities Recipient (or the request of any person to whom any such Cash and Securities Recipient has transferred shares in conformity with this Agreement) in connection with the proposed transfer of Purchaser Shares or Notes only upon either the effectiveness of such a registration statement or receipt by Purchaser of an opinion of counsel, satisfactory to Purchaser, to the effect that registration under the Act is unnecessary in respect of the proposed transfer, in reliance upon SEC Rule 144 under the Act, and that such legend is not required by law to appear on the certificate.

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser and Merger Sub, except as set forth in the corresponding numbered sections of the Disclosure Schedule, as follows:

     5.1  ORGANIZATION AND GOOD STANDING.

     (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of Texas, with requisite corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required, each of which is listed in
Section 5.1(a) of the Disclosure Schedule, except where lack of such qualification would not have a Material Adverse Effect on the Company. The Company has no direct or indirect subsidiaries, does not own any equity ownership interest in any other corporation, partnership, limited liability company, trust or other business entity, and is not a member of any other joint venture.

     (b) The Company has delivered to Purchaser copies of the Organizational Documents of the Company and its subsidiaries, if any, as in effect on the date of this Agreement.

     5.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Company in connection herewith will upon such delivery be, duly executed and delivered by the Company and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity, provided, however, that the Certificate of Merger will not be effective until filed with the Ohio Secretary of State and the Ohio Secretary of State has issued a receipt acknowledging acceptance and approval of the Certificate of Merger in response thereto and the Articles of Merger will not be effective until the Articles of Merger have been filed with the Texas Secretary of State and the Texas Secretary of State has issued a certificate of merger in response thereto. The Company has all necessary right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) This Agreement and the Contemplated Transactions have been duly authorized and approved by the Company's Board of Directors and shall have been duly authorized and approved prior to the Closing by the Shareholders in accordance with all Legal Requirements, including Article 5.01 of the Texas Business Corporation Act and the Company's Organizational Documents.

     (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of any provision of the Company's Organizational Documents;

          (ii) conflict with any material Legal Requirements, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company or any of its assets may be subject;

          (iii) violate or conflict with any of the terms or requirements of, any material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

          (iv) conflict with any provision of, or give any Person the right to declare a default or to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract; or

          (v) result in the imposition or creation of any Encumbrance, other than Permitted Encumbrances, upon or with respect to any of the assets necessary to the operation of the Company's business.

     5.3  CAPITALIZATION.

     The total authorized capital stock of the Company consists solely of eleven million (11,000,000) authorized shares, ten million (10,000,000) of which are designated as common stock with no par value, and one million (1,000,000) of which are designated as Preferred Stock with no par value. A total of Six Million Eight Hundred Eighty Eight Thousand Seven Hundred Fifty Two (6,888,752) shares of such authorized Company common stock are issued and outstanding, One Million One Hundred Twenty Four Thousand Two Hundred Eighty Five (1,124,285) shares of which were issued upon the exercise of Company Options immediately prior to the Closing, and no shares of such authorized Company Preferred Stock are issued and outstanding. All of the Company Shares are owned of record and beneficially by the Shareholders in the respective amounts set forth on Exhibit A, and to the Company's Knowledge, in every case free and clear of all Encumbrances other than normal restrictions on transfer under applicable federal and state securities laws. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. At the Closing, there will exist no contract (including any stock option, warrant, convertible debt instrument, subscription agreement, shareholder agreement, buy-sell agreement or other similar right, instrument or agreement) relating to the prospective issuance, sale or transfer or prohibition on the sale or transfer (including any right of first refusal) of the Company Shares, and the Company does not have and will not have any Liability, whether fixed, accrued or contingent, under any such contract or on account of the performance, discharge, cancellation or termination thereof other than the payment of applicable withholding Taxes upon the exercise of Company Options immediately prior to the Closing. None of the Company Shares was issued or, since issuance, to the Company's Knowledge, has been transferred, in violation of any securities law or other material Legal Requirement, including any pre-emptive right, right of first refusal or other similar right of any Person. The Company does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity interest or other ownership interest in any other Person.

     5.4  FINANCIAL STATEMENTS AND FINANCIAL CONDITION.

     The Company has delivered to Purchaser the Audited Financial Statements. All such Audited Financial Statements were prepared from the Company's books and records in all material respects in accordance with GAAP, consistently applied, present fairly the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated and comply in all material respects with Regulation S-X. The books of account of the Company accurately reflect in all material respects all items of income and expense (including, but not limited to, accruals) and all assets and liabilities of the Company in accordance with normal accrual accounting practices, subject to customary year-end adjustments of a normal, recurring type which would not be material in the aggregate. There exist no Liabilities of the Company, whether the same are direct or indirect, whether arising under an agreement or contract or otherwise, except (i) to the extent provided for or reserved against on the 2005 Balance Sheet, (ii) current Liabilities which have arisen in the ordinary course of business consistent with past practice since the 2005 Balance Sheet,
(iii) or Liabilities occurring in the ordinary course of business not required to be reflected on the 2005 Balance Sheet under GAAP.

     5.5  BOOKS AND RECORDS.

     The Company has permitted Purchaser to examine the Company's books of account, minute books, stock record books and other records and such documents contain the Company's Organizational Documents as in effect on the date hereof and are in all material respects a true and complete record of all material actions by and meetings of the directors (and committees thereof) and shareholders of the Company and accurately reflect all transactions referred to therein.

     5.6  TITLE TO PROPERTY; ENCUMBRANCES.

     (a) Title.

     The Company does not own any real property. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected on the 2005 Balance Sheet (except for personal property sold since the date of the 2005 Balance Sheet in the ordinary course of business) free and clear of all Encumbrances other than Permitted Encumbrances.

     (b) IT Assets.

          (i) Section 5.6(b) of the Disclosure Schedule contains a complete list, sorted by category of IT Asset, of all IT Assets material to the operation of the Company's business (including research and development activities), including the IT Products, the IT Development and Delivery Assets, and the IT Business Assets (the "Material IT Assets"). Except as set forth in Section 5.6(b) of the Disclosure Schedule, (x) each of the Material IT Assets is owned by the Company or the Company has sufficient rights to possess and use same, specifying in each instance if the Material IT Asset is owned, licensed or leased, and (y) each of the IT Products and the IT Development and Delivery Assets among the Material IT Assets performs substantially in accordance with the specifications, documentation and other written material used in connection with the use, sale, distribution, or marketing thereof or provided to Purchaser and is free of material defects in programming and operation. The Company owns all of the IT Assets that it purports to own free and clear of all Encumbrances other than Permitted Encumbrances.

          (ii) The Company has not granted any other Person any license, option or other right in or to any of the Software or IT Products among the Material IT Assets, except for (i) end-user licenses set forth in Section 5.6(b)(ii) of the Disclosure Schedule; and (ii) any Contract identified in
     Section 5.15 of the Disclosure Schedule.

          (iii) The Company is not obligated to any Person to maintain, modify, improve or upgrade any of the IT Products, except for any such obligation set forth in an end-user license granted by the Company or under any Contract identified in Section 5.15.

          (iv) The Company has not disclosed the source code for any of the Software IT Products to any Person other than pursuant to those Contracts or to those Persons identified in Section 5.6(b)(iv) of the Disclosure Schedule.

          (v) To the Knowledge of the Company, any Custom Software purchased by, leased by or licensed to the Company and included among the Material IT Assets, generally functions as intended and is in or can be converted to machine-readable form, and the Company is in possession of all computer programs, documentation, materials, tapes, know-how, object and source codes and procedures relating thereto necessary for its business as it currently is conducted.

          (vi) The Company is not subject to any legal or contractual restriction that would prevent it from making available to any customer any Software or IT Product, including Custom Software.

          (vii) None of the IT Assets owned by the Company is jointly owned between the Company and any other Person.

          (viii) To the Knowledge of the Company, none of its employees has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

          (ix) To the Knowledge of the Company, none of its employees or consultants: (A) has infringed the intellectual property, proprietary, or contractual rights of any Person in the course of his or her work for the Company or (B) is, or is currently expected to be, in default under any term of any contract relating to any Intellectual Property Rights, or any confidentiality agreement or any other contract or restrictive covenant relating to the Intellectual Property Rights or any Material IT Asset.

          (x) No material IT Asset contains any third party source code governed by an "open source" license (or similar license agreement) use of which restricts free and unencumbered use of the IT Asset by the Company or would oblige the Company to distribute source code for any IT Asset in the conduct of the Company's business as it is currently conducted.

          (xi) To the Knowledge of the Company, all works creations, inventions, designs, developments, contributions or improvements made by any employee or consultant of the Company, either alone or with third parties (including all works of authorship, inventions, materials, documents, research, reports, software, databases, systems, applications, presentations, textual works, technology, content, or audiovisual materials), related to the business of the Company, and all Intellectual Property Rights therein, are owned by the Company.

     5.7  ACCOUNTS RECEIVABLE.

     The accounts receivable reflected on the 2005 Balance Sheet, and accounts receivable arising after the date of the 2005 Balance Sheet (both subject to any reserve set forth therein), are reflected on the books and records of the Company and represent bona fide claims against debtors for sale and other charges. The accounts receivable reflected on the 2005 Balance Sheet are stated thereon in accordance with GAAP in all material respects. The Company has not received written notice of any contest, claim or right of setoff with respect to its accounts receivable, other than returns and discounts in the ordinary course of business.

     5.8  CONDITION AND SUFFICIENCY OF ASSETS.

     The equipment and other material assets owned or used by the Company are in good operating condition, normal wear and tear excepted, to the Company's Knowledge, do not require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs in the ordinary course of business, consistent with past practice, constitute all of the assets, of any nature whatsoever other than real estate, sufficient to operate the Company's business in the manner operated by the Company in accordance with past practices, and include all of the operating assets of the Company other than real estate.

     5.9  TAXES.

     (a) The Company has filed or caused to be filed, on a timely basis, all material Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements relating to its assets, businesses, operations or otherwise. All Tax Returns filed by the Company are true, correct and complete in all material respects. The Company has paid, or made provision for the payment of, all Taxes that have become due pursuant to those Tax

Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Section 5.9 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP applied in a manner consistent with the Company's past practices) have been provided on the 2005 Balance Sheet.

     (b) The charges, accruals and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP applied in a manner consistent with the Company's past practices), are at least equal to the Company's known liability for Taxes and do not include any accrued Tax refunds or deferred tax assets. There exists no proposed Tax assessment against the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (c) The Company has satisfied the requirements of Section 280G(b)(5) of the IRC with respect to all payments (including, without limitation, any bonus payments or success fees) that the Company has made or is or may be obligated to make that would, when taken together or singly, otherwise constitute an excess parachute payment within the meaning of Section 280G of the IRC, and the Company has taken all other action, and the employees of the Company have taken all other action, necessary to avoid the loss of any Tax deduction with respect to any such payment.

     5.10 NO MATERIAL ADVERSE CHANGE.

     Since December 31, 2005 (the "Balance Sheet Date"), there has not been any Material Adverse Change affecting the Company, nor has any event or series of related events occurred that reasonably would be expected to result in a Material Adverse Change.

     5.11 EMPLOYEE BENEFITS.

     A complete list of all Plans is set forth in Section 5.11 of the Disclosure Schedule, and complete and correct copies of all written Plans, and amendments thereto, accurate and complete written descriptions of each material unwritten Plan, summary plan descriptions, Form 5500 Annual Reports for the past three years, and all determination and exemption letters have been delivered to Purchaser. Except as set forth in Section 5.11 of the Disclosure Schedule, (i) neither the Company nor any entity which for any period would be considered a single employer with the Company under Section 414 of the IRC ("Company's Affiliates"), has ever contributed to, nor has ever been required to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan") or any defined benefit plan as defined in Section 3(35) of ERISA ("Defined Benefit Plan"), nor has any actual or potential liability for any termination of, or complete or partial withdrawal from a Multiemployer Plan or Defined Benefit Plan; (ii) each of the Plans and any related trust is (and for all prior periods has been) Tax qualified or otherwise has satisfied, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, including, as applicable, Sections 83, 105, 106, 125, 401(a), 401(k), 421, 422, and 501 of the
IRC and no reportable event (within the meaning of Section 4043 of ERISA) has occurred with respect thereto; (iii) all of the Plans have been operated and administered materially in compliance with their respective terms and all

Legal Requirements, and all contributions required by Legal Requirements or contract to any such Plan have been timely made; (iv) the Company has, at all times, complied, and currently complies, with the applicable continuation requirements for its group health plans, including Section 4980B of the Code ( "COBRA") and similar state laws; (v) none of the Plans, except for a plan which constitutes a pension plan under ERISA, provides benefits to Persons who are not employees of the Company or their dependents or with respect to periods after termination of employment (except as required by COBRA); (vi) the Company has retained the right to unilaterally amend or terminate each Plan to the fullest extent permitted by laws; (vii) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any of the Plans by any employee or beneficiary covered under any Plan (other than routine claims for benefits against the Company), nor has any event occurred which could reasonably be expected to give rise to any meritorious claim with respect to any Plan; (viii) the Company has no liability of any nature (whether known or unknown, and whether absolute, accrued) with respect to any Employee Benefit Plan, other than for payment or benefits due in the ordinary course under the Plans, none of which are overdue; (ix) the Company does not maintain any Plan under which it would be obligated to pay benefits or under which any benefit would become accelerated or vested because of the consummation of the transactions contemplated by this Agreement; and (x) any Plan which is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(i) of Code has been administered in compliance with the requirements of Section 409A of the Code or has met the requirements for exemption therefrom.

     5.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

     (a) the Company is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, without limitation, applicable regulations and standards promulgated by the U.S. Food and Drug Administration, including those relating to good clinical practices; and

     (b) the Company has not received any written notice from any Governmental Body regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

     (c) Section 5.12(c) of the Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization held by the Company that relates to the operation of the business of, or to the ownership or use of any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Section 5.12(c) of the Disclosure Schedule is valid and in full force and effect in all material respects. The Governmental Authorizations listed in Section 5.12(c) of the Disclosure Schedule constitute all of the Governmental Authorizations necessary to permit the Company to conduct and operate its business in accordance with past practices and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     5.13 LITIGATION.

     There are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, to the Knowledge of the Company, threatened, by or against the Company. The Company has not been named in any judgment, order or decree of any court or other Governmental Body.

     5.14 ABSENCE OF CERTAIN CHANGES AND EVENTS.

     Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course of business and there has not been any:

     (a) other than (i) in accordance the terms of that certain Stock Purchase Agreement, executed prior to the Effective Time and dated on or about the date hereof, between the Company and Kaley Parkinson and (ii) in connection with the exercise of the Company Options, change in the Company's authorized or issued capital stock; split, combination or reclassification of the Company's capital stock; grant, termination or cancellation of any stock option, stock appreciation right or similar right or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Company's Organizational Documents;

     (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee, except in the ordinary course of business, or, except as entered into pursuant to this Agreement, entry into any employment, severance, or similar contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

     (e) damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance;

     (f) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company;

     (g) acquisition (or agreement to acquire) by the Company of any other Person or the assets or business operations of any Person by merger, consolidation, purchase of stock or assets, or in any other manner;

     (h) incurrence of any indebtedness for borrowed money by the Company, except for lease obligations and trade payables incurred in the ordinary course of business, the Audit Expense (which are to be assumed and paid by Purchaser as provided under Section 7.2), and expenses incurred in connection with the Contemplated Transactions;

     (i) payment, discharge or satisfaction of any material Liability by the Company, except for (i) the payment, discharge or satisfaction of Liabilities in the ordinary course of business, or (ii) the payment of the Repaid Indebtedness or the Transaction Expenses;

     (j) making of any loans, advances or capital contributions to, or investments in, any other Person;

     (k) other than this Agreement, entry into any agreement or arrangement prohibiting or restricting the Company from freely engaging in any business;

     (l) waiver, release, grant or transfer by the Company of any rights of material value, or modification or change in any material respect of any existing Contract, Governmental Authorization or other document affecting the Company, other than in the ordinary course of business;

     (m) entry into any new Contract except in the ordinary course of business or material modification or termination of any existing Contract by the Company except in the ordinary course of business;

     (n) settlement or compromise by the Company of any Proceeding (whether or not commenced prior to the date of this Agreement);

     (o) change in the accounting methods used by the Company from those established in connection with the Company's 2005 audit; or

     (p) agreement, whether oral or written, by the Company to do any of the foregoing.

     5.15 CONTRACTS.

     Section 5.15 of the Disclosure Schedule, (i) lists all of the currently effective written agreements or binding oral agreements (i) providing for annual payments in excess of Five Thousand Dollars ($5,000) or (ii) which are necessary to the operation of the business as currently conducted, to which the Company is a party or by which any material assets of the Company are bound or subject, including all amendments thereto (collectively, the "Contracts"), and (ii) indicates what consents, approvals and notices are required for the Company to transfer or assign, by operation of law or otherwise, the Contracts to the Surviving Corporation. Correct and complete copies of each contract required to be identified on Section 5.15 of the Disclosure Schedule, have been made available to Purchaser. To the Company's Knowledge, all of the Contracts are in full force and effect and are enforceable in accordance with their respective terms. The Company has performed in all material respects all obligations required to be performed by it pursuant to such Contracts, and there is no existing or, to the Company's Knowledge, threatened default under, breach or violation of any of such Contracts by any other party thereto.

     5.16 INSURANCE.

     (a) Section 5.16(a) of the Disclosure Schedule contains an accurate and complete list of all insurance policies currently owned, held by or applicable to the Company (or its assets or business) since January 1, 2004. All such policies required to be disclosed in
Section 5.16(a) of the Disclosure Schedule are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies and will remain in effect after the Closing and the applicable limits under such policies have not been exhausted.

     (b) All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

          (i) are valid, outstanding, and enforceable;

          (ii) are issued by an insurer that, to the Company's Knowledge, is financially sound and reputable;

          (iii) are in the amounts and of the types customarily carried by Persons conducting business or owning assets similar to those of the Company;

          (iv) will continue in full force and effect following the consummation of the Contemplated Transactions, subject to renewal requirements and premium payments in the ordinary course of business; and

          (v) do not provide for retrospective premium adjustments or other experience-based Liability on the part of the Company.

     5.17 ENVIRONMENTAL MATTERS.

     (a) The Company is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has not received any actual or threatened order, notice, or other communication from any Governmental Body or other Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (b) There are no pending or, to the Knowledge of the Company, threatened claims, Encumbrances (other than Permitted Encumbrances) or other restrictions of any nature resulting from any Environmental Liabilities with respect to or affecting any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

     (c) The Company has no Knowledge of nor has received any citation, directive, inquiry, notice, Order, summons, warning, or other communication from a Governmental Body or other Person that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had or has an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (d) There are no Hazardous Materials Released into the Environment at any Facility or deposited or located in the land or water or any other part of the Environment at any Facility. There has been no Release or, to the Knowledge of the Company, Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by any Facility, or from any other properties in which the Company has or had an interest.

     (e) The Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

     5.18 LABOR RELATIONS.

     The Company is not a party to any collective bargaining or other labor contract and, to the Knowledge of the Company, there has been no effort by employees of the Company to form a collective bargaining unit. There has not been, and there is not presently pending or existing, and, to the Knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process generally, (b) any Proceeding against or affecting the Company relating to the alleged violation of the National Labor Relations Act, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company and no such action is contemplated by the Company. The Company has complied in all material respects with and is in material compliance with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and the Company is not liable for any arrears of wages or any Tax related thereto (except for currently accrued and unpaid wages and any currently accrued Taxes related thereto, payment of which is not overdue) or penalties for failure to comply with any of the foregoing.

     5.19 INTELLECTUAL PROPERTY.

     (a) Section 5.19 of the Disclosure Schedule contains a complete and accurate list of all of the Intellectual Property Rights owned by, used by, or licensed to the Company that are either material to its business or that are issued Patents, Patent applications, registered Trademarks or service marks, Trademark or service mark applications, registered Copyrights, or Copyright applications, except for Intellectual Property Rights of third parties inherent in standard non-customized Hardware products that are used internally by the Company or purchased and resold by the Company.

     (b) (i) The Company owns all right, title and interest in and to all of the Intellectual Property Rights that it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances; (ii) as to any of the Intellectual Property Rights owned by any third party and used by the Company in the conduct of its business, the Company has all rights to use such Intellectual Property Rights as are necessary to enable it to conduct all aspects of its respective business as it is currently conducted; (iii) the issued Patents, registered Copyrights, and registered Trademarks, among the Intellectual Property Rights are current and in full force and effect, and not subject to any Taxes, maintenance fees, or actions falling due in the next three (3) months;
(iv) there have been no interference actions, re-examinations, cancellation proceedings, or other judicial, arbitration or other adversary proceedings with respect to the issued Patents, registered Copyrights, or registered Trademarks, or applications for any of the foregoing, among the Intellectual Property Rights; (v) the Company has never received any notice of any claim asserting the invalidity, misuse, or unenforceability of any of the Intellectual Property Rights, and, to the Knowledge of the Company, there are no grounds for the same;
(vi) the Company has never received any notice of any claim asserting the infringement of or conflict with the Patents, Copyrights, Trademarks, Trade Secrets, or other asserted Intellectual Property rights of others, and, to the Knowledge of the Company, there are no grounds for same; (vii) the conduct of the business of the Company has not ever infringed, nor is currently infringing upon any patents, copyrights, trademarks, trade secrets, or other asserted intellectual property rights of others, and, to the Knowledge of the Company, there are no grounds for same; (viii) to the Knowledge of the Company, no other party has infringed, or been alleged to infringe, the Intellectual Property Rights; (ix) none of the Intellectual Property Rights have been used, divulged or appropriated for the benefit of any past or present employee of the Company or any other Person, or to the detriment of the Company; (x) to the Knowledge of the Company, the Company has not disposed of or permitted to lapse, or otherwise failed to preserve its right to use, any of the Intellectual Property Rights related to Material IT Assets; (xi) the Company has taken all commercially reasonable precautions to protect the secrecy and value of its Trade Secrets; and, except for obligations under the Contracts set forth in Section 5.15(a) of the Disclosure Schedule, the Company has no obligation to indemnify or defend any third party in connection with claims for intellectual property infringement or misappropriation; (xii) each former employee and each current employee of the Company described in Section 5.19(c) of the Disclosure Schedule has executed a written contract prohibiting disclosure of Trade Secrets and assigning to the Company all rights to any Inventions made or Intellectual Property Rights inuring to such employee, during or derived from such employee's relationship with the Company; (xiii) no government funding was utilized by the Company in the development of its Intellectual Property Rights; and (xiv) the Company is in compliance in all material respects with all licenses covering all third-party software (whether proprietary or so-called "open source") used by the Company to conduct its business, or necessary to enable the Company to conduct its business, as it is currently conducted.

     5.20 RELATED PARTY TRANSACTIONS.

     No Shareholder and, to the knowledge of the Company, no Affiliate of any Shareholder or of the Company currently has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business other than the License. To the knowledge of the Company, no Shareholder and no Affiliate of any Shareholder or of the Company owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person (other than the Company) that has (i) had material business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than five percent (5%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. No Shareholder has received any payments or anything else of value from the Company other than payments of salary and bonuses, stock options and reimbursements of travel and entertainment expenses, all in the ordinary course of business consistent with past practice.

     5.21 BROKERS.

     The Company has not incurred any obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with the Contemplated Transactions.

     5.22 SUPPLIERS AND CUSTOMERS.

     Section 5.22 of the Disclosure Schedule sets forth a list of the top five
(5) customers of the Company by dollar volume of sales for each of the fiscal years ended December 31, 2004, and December 31, 2005. No customer which is listed in Section 5.22 of the Disclosure Schedule, has in the last year cancelled, materially modified, or otherwise terminated its relationship with the Company or materially decreased its usage or purchase of the services or products of the Company, nor to the Knowledge of the Company, has any such customer indicated its intention to do any of the foregoing.

     5.23 INDEBTEDNESS

     Section 5.23 of the Disclosure Schedule sets forth all Company Indebtedness and the pay-off amount of such Company Indebtedness as of the Closing Date. The amount of the Company Indebtedness set forth in Section 5.23 of the Disclosure
Schedule is not materially and adversely different than the amount of the Repaid Indebtedness.

     5.24 DISCLOSURE.

     No representation or warranty of the Company in this Agreement and no statement contained on any schedule attached hereto provided by, or on behalf of, the Company, omits to state a material fact necessary to make the statements herein or therein not misleading.

6.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

     Purchaser and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders, except as follows:

     6.1  ORGANIZATION AND GOOD STANDING.

     Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and each possesses the requisite corporate power and authority to conduct its business as it is now being conducted and to own or use the properties which it purports to own or use. Each of Purchaser and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

     6.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Purchaser or Merger Sub in connection herewith will upon such delivery be, duly executed and delivered by Purchaser and Merger Sub and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Ohio Secretary of State and the Ohio Secretary of State has issued a receipt acknowledging acceptance and approval of the Certificate of Merger in response thereto and the Articles of Merger will not be effective until the Articles of Merger have been filed with the Texas Secretary of State and the Texas Secretary of State has issued a certificate of merger in response thereto. Purchaser and Merger Sub have all necessary right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) This Agreement and the Contemplated Transactions have been duly authorized and approved by the Boards of Directors of Purchaser and Merger Sub and shall have been duly authorized and approved prior to the Closing by the shareholder of Merger Sub in accordance with all Legal Requirements.

     (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of any provision of Purchaser's or Merger Sub's Organizational Documents;

          (ii) conflict with any material Legal Requirements, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or Merger Sub or any of their assets may be subject;

          (iii) violate or conflict with any of the terms or requirements of, any material Governmental Authorization that is held by Purchaser or Merger Sub or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

          (iv) conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material contract to which Purchaser or Merger Sub is a party; or

          (v) result in the imposition or creation of any material Encumbrance upon or with respect to any of the material assets owned or used by Purchaser or Merger Sub.

     6.3  GOVERNMENTAL AUTHORIZATION.

     The execution, delivery, and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the Contemplated Transactions requires no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of (i) the Articles of Merger in accordance with the OGCL and the TBCA, respectively, and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which Purchaser or Merger Sub is qualified to do business; (b) compliance with any applicable requirements of the Act and the Exchange Act; (c) such as may be required under any applicable state securities or blue sky laws; and (d) such other consents, approvals, actions, orders, authorizations, registrations, declarations, and filings which, if not obtained or made, would not, individually or in the aggregate, (x) have a Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Purchaser or Merger Sub to consummate the Contemplated Transactions.

     6.4  CAPITALIZATION.

     (a) Capitalization of Purchaser.

     The authorized capital stock of the Purchaser consists of (a) 25,000,000 common shares, without par value, of which 10,314,796 shares were issued and outstanding as of January 31, 2006, and (b) 1,000,000 Serial Preferred Shares, without par value, of which no shares are issued or outstanding. In addition, as of January 31, 2006, warrants to purchase One Hundred Sixty Thousand Three Hundred Thirty Seven (160,337) of Purchaser's common shares and options to purchase One Million Six Hundred Seventeen Thousand Seven Hundred Fifty-Five (1,617,755) of Purchaser's common shares were outstanding. The rights and privileges of each class of the Purchaser's capital stock are set forth in the Purchaser's Articles of Incorporation. All of the issued and outstanding shares of Purchaser common stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of or are not otherwise subject to preemptive or similar rights. All of the warrants and stock options set forth in this Section 6.4 have been duly authorized, and were delivered in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. All of the Purchaser Shares to be issued in connection with the Merger will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Purchaser's Organizational Documents or any agreement to which the Purchaser is a party or is otherwise bound.

     Except for the aforementioned stock options and warrants and Purchaser's Rights Plan: there are no (i) outstanding rights to acquire Purchaser Shares or any other securities from Purchaser, or (ii) agreements, arrangements or commitments of any character obligating Purchaser to issue or sell any shares of, or other equity interests in, Purchaser

     (b) Capitalization of Merger Sub.

     As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 1,500 shares of common stock, without par value, of which 100 shares are outstanding and owned by Purchaser, all of which have been duly authorized, are validly issued and are fully paid and non-assessable, and free of any preemptive rights in respect thereof. Purchaser is the only shareholder of Merger Sub.

     There are no (i) outstanding no options, warrants or other rights to acquire shares of Merger Sub's common stock, without par value, or any other securities from Merger Sub, or (ii) agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of, or other equity interests in, Merger Sub.

     (c) Issuance of Purchaser Shares and Notes.

     Subject to the accuracy of each of the Cash and Securities Recipients representations and warranties in Section 4.2 hereof, the Notes and the Purchaser Shares, when issued in accordance with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of the laws of any applicable state.

     6.5  SECURITIES AND EXCHANGE COMMISSION FILINGS AND FINANCIAL STATEMENTS.

     Purchaser has filed on a timely basis (and has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented of all documents required to be filed by Purchaser with the SEC under the Exchange Act of 1934, as amended (the "Exchange Act") from December 31, 2004 through the date of this Agreement (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Purchaser included in the SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and
(iii) fairly present the consolidated financial condition, results of operations and cash flows of Purchaser as of the respective dates thereof and for the periods referred to therein.

     Purchaser has timely filed all certifications and statements required by
(i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of Sarbanes-Oxley) with respect to any SEC Report, and all such certifications were each true and correct when made. Purchaser has also delivered to the Company all comment letters received by Parent from the SEC since January 1, 2005 and all responses to such comment letters by or behalf of Purchaser. Purchaser maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Purchaser and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the SEC Reports. As of the date hereof, Purchaser is not conducting or required to conduct any investigation as a result of any such report that, to Purchaser's knowledge, is reasonably likely to cause or give rise to any restatement or revision of prior financial statements or have a Material Adverse Effect on Purchaser's past or future reported results of operation or financial position.

     Since its effective date, Purchaser and its directors and officers have been in material compliance with the applicable requirements of the Sarbanes Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, including Section 404 related to internal control over financial reporting and Sections 302 and 906 related to certifications.

     Purchaser is in compliance with the applicable listing rules of the Nasdaq SmallCap Market and has not received any notice from the Nasdaq SmallCap Market asserting any non-compliance with such rule which has not been resolved prior to the date of this Agreement.

     6.6  NO MATERIAL ADVERSE CHANGE.

     Since December 31, 2005, there has not been any Material Adverse Change affecting Purchaser, nor has any event or series of related events occurred that reasonably would be expected to result in a Material Adverse Change.

     6.7  OPERATIONS OF MERGER SUB.

     Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     6.8  AVAILABLE FUNDS.

     Purchaser has readily available funds to provide the Cash Consideration.

     6.9  LITIGATION.

     Except as included in the SEC Reports, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, to the knowledge of Purchaser, threatened, by or against Purchaser or Merger Sub that reasonably would be expected to have a Material Adverse Effect on Purchaser.

     6.10 BROKERS.

     Other than the fee payable in connection with the delivery of the fairness opinion of JMP Securities, neither Purchaser nor Merger Sub has incurred any obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     6.11 COMPLIANCE WITH LAWS.

     Purchaser has conducted and is conducting its business in compliance with all Legal Requirements, except where the failure to do so would not, singly or in the aggregate, have a Material Adverse Effect on Purchaser.

     6.12 DISCLOSURE.

     No representation or warranty of Purchaser or Merger Sub in this Agreement and no statement contained in any schedule provided by Purchaser or Merger Sub attached hereto, omits to state a material fact necessary to make the statements herein or therein not misleading.

7.   CERTAIN COVENANTS

     7.1  PUBLICITY.

     All public announcements relating to this Agreement or the Contemplated Transactions will be made only as may be agreed upon by the Company and Purchaser or as required by applicable law or by the rules of the Nasdaq SmallCap Market.

     7.2  EXPENSES.

     Each of the Company, Purchaser and Merger Sub shall pay its costs and expenses associated with the Contemplated Transactions, including without limitation the fees and expenses of its legal counsel (which in the case of the Company will be deducted from the Merger Consideration), certified public accountants, and other financial advisors. Notwithstanding anything contained herein to the contrary, the Purchaser shall pay all costs and expenses associated with the preparation of the Audited Financial Statements (the "Audit Expense") and will pay on behalf of the Company the Transaction Expenses within ten (10) days of Closing (after deduction from the Merger Consideration as provided in Section 2.7).

     7.3  ASSIGNMENT, SUCCESSORS, AND NO THIRD PARTY RIGHTS.

     No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that Purchaser may assign any of its rights (but not its obligations) under this Agreement to any Affiliate of Purchaser, to any lender of Purchaser and to any successor to substantially all of the business of Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Except as provided in Sections 7.4 and 7.6, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

     7.4  BRYAN OFFICE.

     Purchaser shall cause the Surviving Corporation to maintain an office in Bryan, Texas for a period of at least three (3) years from the Closing Date. The Shareholder Representative shall have the authority to enforce this covenant following the Closing. In the event of a breach or threatened breach of this
Section 7.4, the Parties acknowledge that monetary damages would be inadequate and insufficient. Therefore, in addition to any other remedies available at law or in equity, the Shareholder Representative shall be entitled to injunctive relief in a court of competent jurisdiction in the State of Texas (notwithstanding any venue provision in this Agreement) to remedy any such breach or threatened breach.

     7.5  EMPLOYMENT OF EMPLOYEES.

     Purchaser shall hire all current employees of the Company who execute an Offer Letter (the "Hired Employees"). Purchaser shall provide the Hired Employees with employee benefits and programs substantially similar to those currently provided to similarly situated employees of the Purchaser and in each case shall (i) cause Hired Employees to be credited with service with the Company for purposes of eligibility and vesting (but not benefit accrual) under any employee benefit plan or program established or maintained by Purchaser for the benefit of the Hired Employees (the "Purchaser Plans"), (ii) cause its group health plans to waive any pre-existing condition exclusions (but only to the extent such exclusion would be waived under applicable health and welfare plans offered to the Hired Employees by the Company and to the extent such plans' health insurance issuers are required pursuant to any Legal Requirement or the current terms of any Purchaser Plan to grant such waivers) in respect of Hired Employees (and their beneficiaries and dependants), and (iii) grant full credit to Hired Employees for accrued but unused vacation in accordance with the policies of Purchaser. No provision of this Agreement shall be construed to prohibit Purchaser from having the right to terminate the employment of any Hired Employee, with or without cause (subject to the terms and conditions of the Employment Agreements). The Company shall terminate effective as of the Effective Time all employment agreements it has with any of the Hired Employees (excluding any intellectual property ownership and/or assignment agreements, non-competition agreements or confidentiality agreements). With the exception of the preceding sentence, for the purposes of this Section 7.5, Hired Employees shall not include any employees who have executed Employment Agreements and whose rights will be governed by such agreements.

     7.6  DIRECTOR AND OFFICER INDEMNIFICATION.

     Purchaser agrees that after the Effective Time, it shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company (each a "Company D&O Indemnitee") for acts or omissions by them in their capacity as an officer or director of the Company occurring prior to the Effective Time to the extent provided under, in each case as in effect as of the date of this Agreement, (i) written agreements with such individuals, copies of which have been provided to Purchaser and which also contain a D&O Indemnity Cap (as defined herein below), and (ii) the Company's Articles of Incorporation and Bylaws; provided, however, in the event that the Surviving Corporation is required to indemnify any Company D&O Indemnitee pursuant to this section as a result of and to the extent that such matter constitutes a claim for which Purchaser or the Surviving Corporation is entitled to indemnification for Damages pursuant to Section 8.2(b)(iii) below, then the Surviving Corporation's actual out-of-pocket cost of the indemnification so provided shall be Damages for which Purchaser or the Surviving Corporation shall be entitled to indemnification under Section 8.2(b)(iii). Notwithstanding anything contained herein to the contrary, the Surviving Corporation shall only be obligated to indemnify any Company D&O Indemnitee, pursuant to this section, as a result of and to the extent that such matter constitutes a claim for which Purchaser or the Surviving Corporation is entitled to indemnification for Damages pursuant to Section 8.2(b)(iii) below, up to a maximum of Two Hundred Thousand Dollars ($200,000) (the "D&O Indemnity Cap"). MR. JIM BOB WARD, IN HIS INDIVIDUAL CAPACITY, HEREBY WAIVES ANY AND ALL RIGHTS TO INDEMNIFICATION, WHETHER PURSUANT TO THE TERMS OF THIS SECTION 7.6, OR UNDER THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS, OR AS PROVIDED FOR IN HIS WRITTEN INDEMNITY AGREEMENT OR OTHERWISE, FOR MATTERS WHICH CONSTITUTE A CLAIM FOR WHICH PURCHASER OR THE SURVIVING CORPORATION IS ENTITLED TO INDEMNIFICATION FOR DAMAGES PURSUANT TO SECTION 8.2(B)(III) FOR AMOUNTS IN EXCESS OF THE D&O INDEMNITY CAP. Notwithstanding anything contained herein to the contrary, the Surviving Corporation shall not indemnify any Company D&O Indemnitee for any indemnification obligation of such Company D&O Indemnitee pursuant to the terms of this Agreement (A) for Damages incurred by such Company D&O Indemnitee as a result of their indemnification obligations as a Shareholder pursuant to Section 8 with respect to breaches of any representation or warranty contained in
Section 5 or any covenant of the Company contained herein or (B) breaches of any representation or warranty contained in Section 4 made by such Company D&O Indemnitee in their capacity as a Shareholder. The Company D&O Indemnitees shall be third party beneficiaries for the purposes of enforcing this Section 7.6.

     7.7  TAX MATTERS.

     Purchaser, Merger Sub and the Company each shall use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the IRC. Purchaser, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the IRC. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

     7.8  BLUE SKY LAWS.

     Purchaser shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Purchaser common stock in connection with the Merger.

     7.9  REPAID INDEBTEDNESS.

     All Repaid Indebtedness, for which any officer of the Company has provided a personal guarantee, shall be paid in full by Purchaser or the Surviving Corporation within ten (10) days of Closing, and each such guarantor shall be provided with evidence of the full and final release and discharge of any obligations with respect to any such Repaid Indebtedness. Each such guarantor shall be entitled to enforce this Section 7.9 as a third party beneficiary, and Purchaser and Surviving Corporation severally agree to indemnify each such person with respect to any cost, damage or loss suffered or incurred as a result of any breach hereof.

8.   INDEMNIFICATION; REMEDIES

     8.1  SURVIVAL.

     Subject to the limitations set forth in Sections 8.4 and 8.5, all representations, warranties, covenants and obligations of the Parties contained in this Agreement or contained in any other agreement, certificate or other document delivered in connection with this Agreement, will survive the Closing and will remain in full force and effect thereafter, regardless of any investigation made at any time by any Party.

     8.2  INDEMNIFICATION BY SHAREHOLDERS.

     (a) Indemnification by Shareholders.

     Subject to the limitations set forth in Section 8.5(a) below, each Shareholder, severally, shall indemnify and hold harmless Purchaser and the Surviving Corporation and the respective shareholders, directors, employees and agents of Purchaser and the Surviving Corporation and their respective Affiliates (collectively, the "Purchaser Indemnified Persons") with respect to, and shall pay to the Purchaser Indemnified Persons the amount of, any actual Liability, loss, claim, damage and expense (including reasonable costs of reasonable investigation and defense and reasonable out of pocket attorneys' fees), whether or not involving a third party claim that are incurred, suffered or paid by the Purchaser Indemnified Persons (collectively, "Damages"), arising from or relating to any Breach of any representation or warranty made by such Shareholder in Section 4 of this Agreement or any other agreement, certificate or other document delivered by or on behalf of such Shareholder or in connection with this Agreement or the Contemplated Transactions.

     (b) Indemnification by Indemnifying Shareholders.

     Subject to the limitations set forth in Section 8.5(b) below, each Shareholder listed on Schedule 8.2(b) attached hereto (the "Indemnifying Shareholders") severally in accordance with the respective percentages set forth on such schedule (the "Indemnification Percentage"), shall indemnify and hold harmless the Purchaser Indemnified Persons with respect to, and shall pay to the Purchaser Indemnified Persons the amount of any Damages arising from or relating to any of the following:

          (i) any Breach of any representation or warranty made by the Company in this Agreement or any other agreement, certificate or document delivered by the Company in connection with this Agreement or the Contemplated Transactions;

          (ii) any Breach by the Company of any covenant, obligation or agreement of the Company in this Agreement or in any other agreement, certificate or other document delivered by the Company in connection with this Agreement or the Contemplated Transactions; or

          (iii) any claim by any current or former shareholder of the Company relating to (A) the amount or allocation of the Merger Consideration; (B) any issuances, redemptions, repurchases, transfers, exercise, cancellation or surrender of any Company Shares, Company Options or other equity securities (including stock options and warrants) of the Company at any time prior to the Effective Time by the Company or by any current or former shareholder of the Company; or (C) acts or omissions by any Company D&O Indemnitee in connection with the negotiation, authorization or approval of this Agreement, or the Contemplated Transactions, regardless of any disclosure of any such claim or matter.

The Indemnification Percentage for each Indemnifying Shareholder shall be calculated as follows: (x) the Merger Consideration received by such Indemnifying Shareholder; divided by (y) the aggregate Merger Consideration Received by all Indemnifying Shareholders, and set forth on Schedule 8.2(b). Notwithstanding anything else contained herein to the contrary, the Indemnification Percentage applicable to any claim or portion of a claim for indemnification made pursuant to this Section 8.2 that arises after any Indemnifying Shareholder has actually paid claims, which in the aggregate exceed such Indemnifying Shareholder's maximum indemnification liability under the terms of this Agreement shall be adjusted such that the indemnification obligations of such Indemnifying Shareholder shall be re-allocated pro rata among the remaining Indemnifying Shareholders in proportion to their relative Merger Consideration.

     8.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY PURCHASER.

     Subject to the limitations set forth in Section 8.7 below, Purchaser shall indemnify and hold harmless Shareholders, and shall pay to Shareholders the amount of, any Damages arising from or relating to any of the following:

     (a) any Breach of any representation or warranty made by Purchaser or Merger Sub in this Agreement or in any other agreement, certificate or other document delivered by or on behalf of Purchaser or Merger Sub in connection with this Agreement; and

     (b) any Breach by Purchaser of any covenant, obligation or agreement of Purchaser or Merger Sub in this Agreement or in any other agreement, certificate or other document delivered by or on behalf of Purchaser or Merger Sub in connection with this Agreement.

     8.4  TIME LIMITATIONS.

     Except in the case of fraud, any claim for indemnification by any Purchaser Indemnified Person pursuant to Sections 8.2(a) and 8.2(b)(i) must be made no later than the date which is eighteen (18) months after the Closing Date, except that: (i) there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Sections 4 (except Section 4.1(e)), 5.1, 5.2, or 5.3; (ii) a claim for indemnification relating to the representations and warranties contained in Sections 4.1(e), 5.9, 5.11, or 5.21 may be made until the expiration of the applicable statute of limitations; and (iii) a claim for indemnification relating to the representations and warranties contained in Sections 5.6(b) and
5.19 may be made until the date which is five (5) years after the Closing Date, regardless of any applicable statutes of limitations. Except in the case of fraud, any claim for indemnification by any Shareholder pursuant to paragraph
(a) of Section 8.3 must be made by the date which is eighteen (18) months after the Closing Date, except that there shall be no limit on the time for making a claim for indemnification relating to the representations and warranties contained in Sections 6.1 or 6.2.

     8.5  LIMITATIONS ON INDEMNIFICATION OBLIGATIONS OF SHAREHOLDERS.

     (a) Limitations on Indemnification Obligations of Shareholders.

     No Shareholder shall be responsible for any indemnification obligations pursuant to Section 8.2(a) in excess of the Actual Proceeds Received by such Shareholder. Actual Proceeds Received by any Shareholder means an amount equal to: (i) either (A) the then Fair Market Value of the Purchaser Shares held by the Shareholder or (B) the proceeds received by such Shareholder upon the sale of their respective Purchaser Shares; plus (ii) the amount of principal and interest paid, or, in the case of unpaid principal and accrued interest, payable on the Notes; plus (iii) the aggregate amount of Cash Consideration actually received by such Shareholder.

     (b) Limitations on Indemnification Obligations of Indemnifying
Shareholders.

          (i) Subject to the further limitations contained in Section 8.5(b)(ii) below, the Indemnifying Shareholders will have no liability under Section 8.2(b)(i) until the total of all Damages relating to such claims for indemnity exceeds Fifty Thousand Dollars ($50,000) in the aggregate (the "Indemnification Threshold"), but then the Indemnifying

     Shareholders shall be liable for all amounts from the first dollar; provided, however, that: (A) no individual claim for Damages less than Two Thousand Five Hundred Dollars ($2,500) shall be considered indemnifiable Damages and therefore shall not be taken into account in determining whether such Indemnification Threshold has been met; and (B) the Indemnification Threshold shall not apply to any Breaches of representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.6(b), 5.9, 5.11 and 5.19., and further provided that

          (ii) The Indemnifying Shareholders will have no liability under
     Section 8.2(b)(i) for Breaches of representations and warranties contained in Sections 5.6(b) and 5.19 until the total of all Damages relating to such claims for indemnity exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, but then the Indemnifying Shareholders shall be liable for all amounts from the first dollar; provided, however, that no individual claim for Damages less than Two Thousand Five Hundred Dollars ($2,500) shall be considered Indemnifiable Damages and therefore shall not be taken into account in determining whether such Indemnification Threshold has been met.

          (iii) Except for claims for indemnification for Breaches of representations and warranties contained in Sections 4, 5.1, 5.2, 5.3, 5.6(b) and 5.19, in the case of fraud, or for claims made pursuant to
     Section 8.2(b)(iii), the maximum indemnification amount to which Purchaser Indemnified Persons may be entitled under this Agreement shall be the greater of (A) the unpaid principal amount (including all accrued but unpaid interest thereon) of the Notes or (B) Three Million Dollars ($3,000,000) (the "Indemnification Cap"). Notwithstanding anything else contained herein to the contrary, for Breaches of representations and warranties contained in Sections 5.6(b) and 5.19 the Indemnification Cap shall be Six Million Dollars ($6,000,000) (the "Intellectual Property Cap"), which is inclusive of, and not in addition to, the Indemnification Cap. On the date which is three (3) years after the Closing Date, the Intellectual Property Cap shall be reduced to Three Million Dollars ($3,000,000). Notwithstanding anything else contained herein to the contrary, for Breaches of representations and warranties contained in 5.1, 5.2, and 5.3 and for claims made pursuant to Section 8.2(b)(iii), the Indemnification Cap shall be an amount equal to the Merger Consideration.

          (iv) No Indemnifying Shareholder shall be responsible for any indemnification obligations pursuant to Section 8.2(b)(i) in excess of the Actual Proceeds Received by such Indemnifying Shareholder, except in the case of fraud, in which case the Indemnifying Shareholder shall be liable for the Merger Consideration received by such Indemnifying Shareholder.

     (c) Damages shall be without duplication (e.g., if Purchaser is reimbursed for Damages by insurance or by another responsible party, Purchaser would not be reimbursed for the same Damages as suffered by Purchaser and could only be indemnified for additional incremental Damages).

     8.6  RIGHT OF OFFSET AS FIRST SOURCE OF PAYMENT.

     Upon compliance with the provisions of Sections 8.9 or 8.10 hereof, as the case may be, any claims for indemnification against an Indemnifying Shareholder payable to any Purchaser Indemnified Person shall first be offset on a pro-rata basis against the Notes until the total amount of the Notes has been extinguished in accordance with the provisions of the Notes. Except as set forth in Section 8.5 above, nothing in this Section 8.6 shall limit the right of any Purchaser Indemnified Person to recover for Damages pursuant to the terms of this Section 8 in excess of the total aggregate amount of the Notes.

     8.7  LIMITATIONS ON INDEMNIFICATION OBLIGATIONS OF PURCHASER.

     (a) Purchaser will have no liability under Section 8.3 until the total of all Damages relating to such claims for indemnity exceeds the Indemnification Threshold, but then Purchaser shall be liable for all amounts from the first dollar; provided, however, that the Indemnification Threshold shall not apply to any Breaches of representations and warranties contained in Sections 6.1 and 6.2.

     (b) Except for claims for indemnification for Breaches of representations and warranties contained in Sections 6.1 and 6.2 or in the case of fraud, the maximum indemnification amount to which the Shareholders may be entitled under this Agreement shall be the Indemnification Cap.

     8.8  SHAREHOLDER REPRESENTATIVE.

     (a) In the event the Merger is approved by the Shareholders, effective upon such vote, and without any further action of any Shareholder, Jim Bob Ward is constituted and appointed as Shareholder Representative for and on behalf of each Shareholder. Shareholder Representative shall be authorized on behalf of any Indemnifying Shareholder to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance. Shareholder Representative may resign at any time, and such agency may be changed by approval of the holders of a majority-in-interest of the Company Shares immediately prior to the Effective Time. No bond shall be required of Shareholder Representative, and Shareholder Representative shall not receive compensation for his or her services. Notice or communications to or from Shareholder Representative pursuant to Section 9.1 of this Agreement shall constitute notice to or from each of the Indemnifying Shareholders.

     (b) A decision, act, consent or instruction of Shareholder Representative shall constitute a decision of all Indemnifying Shareholders and shall be final, binding and conclusive upon each such Indemnifying Shareholder, and Purchaser may rely upon any decision, act, consent or instruction of Shareholder Representative as being the decision, act, consent or instruction of each and every such Indemnifying Shareholder. Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of Shareholder Representative.

     (c) Shareholder Representative has only the duties expressly stated in this Agreement and shall have no other duty, express or implied. Shareholder Representative is not, nor shall be deemed, a fiduciary of the Indemnifying Shareholders in any capacity or for any purpose. Shareholder Representative shall have no responsibility or liability for any representation, warranty or covenant of the Company, Purchaser or Merger Sub except, if applicable, solely in his or her capacity as an Indemnifying Shareholder. Shareholder Representative shall not be liable to any Indemnifying Shareholder for any act done or omitted hereunder as representative of the Indemnifying Shareholders while acting in good faith even though such act or omission constitutes, or may constitute, negligence or gross negligence on the part of such Shareholder Representative. Shareholder Representative shall, in no case or event, be liable to any Indemnifying Shareholder for punitive, incidental or consequential damages. Without limiting the generality of the foregoing, the Shareholder Representative shall not be liable for forgeries or false impersonations by other parties. Shareholder Representative may engage attorneys, accountants and other professionals and experts. Shareholder Representative shall not receive any compensation for his services in such capacity; provided, however, that Shareholder Representative shall be entitled to reimbursement from the Indemnifying Shareholders for his reasonable out-of-pocket expenses, including reasonable attorney's fees, incurred in performing his duties and functions. At the request of Shareholder Representative, such amounts shall be paid by the Purchaser, up to a maximum of Fifty Thousand Dollars ($50,000), on behalf of the Indemnifying Shareholders and immediately deducted, on a pro-rata basis, from the principal amount of Notes. Notwithstanding anything contained in the immediately preceding sentence, any amounts owed by Purchaser to Shareholder Representative for his reasonable out-of-pocket expenses, including reasonable attorney's fees, incurred in performing his duties and functions shall be subordinated to Purchaser's right of set off pursuant to the terms of Section
8.6 hereof. Shareholder Representative may in good faith rely conclusively on information, reports, statements, opinions, including financial statements, about the Company or another person, that were prepared or presented by (i) one or more officers or employees of the Company, or (ii) legal counsel, public accountants, investment bankers or other persons as to matters Shareholder Representative believes in good faith are within the person's knowledge, professional or expert competence. Any action taken by Shareholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in full satisfaction of such Shareholder Representative's duties. The Indemnifying Shareholders shall indemnify Shareholder Representative and hold Shareholder Representative harmless from and against any loss, liability or expense incurred without bad faith on the part of Shareholder Representative and arising out of or in connection with the acceptance or administration of Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Shareholder Representative.

     (d) Shareholder Representative shall have reasonable access to information about the Company, Purchaser and the Surviving Corporation and the reasonable assistance of the Company's, Purchaser's or the Surviving Corporation's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided, however, that Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company, Purchaser or the Surviving Corporation to anyone (except on a need-to-know basis to individuals who agree to treat such information confidentially).

     (e) The parties acknowledge and agree that, notwithstanding the fact that Andrews Kurth LLP acted as special counsel to the Company (which effective as of the Closing shall be wholly owned by Purchaser in the form of the Surviving Corporation) in connection with the transactions contemplated by this Agreement, Andrews Kurth LLP shall, if so requested, be permitted to represent the Shareholder Representative, the Shareholders and /or the Indemnifying Shareholders, and their respective heirs, executors, administrators, affiliates, successors and assigns, in connection with any and all matters, negotiations and/or disputes which may arise out of or in connection with this Agreement or the Contemplated Transactions.

     8.9  PROCEDURE FOR INDEMNIFICATION - THIRD-PARTY CLAIMS.

     (a) Any party seeking information or reimbursement for Damages hereunder (the "Indemnified Party") shall as promptly as practical notify the party from which such indemnification is sought (the "Indemnifying Party") upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that if the Indemnified Party is seeking information or reimbursement for Damages hereunder from the Indemnifying Shareholders collectively, the Indemnified Party shall as promptly as practical so notify the Shareholder Representative (in such capacity, the "Indemnifying Party Representative"). The failure of an Indemnified Party so to notify the Indemnifying Party (or Indemnifying Party Representative, as applicable) shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice.

     (b) The Indemnifying Party or the Indemnifying Party Representative, as applicable, shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the proceeding or claim involves only money damages (not an injunction or other equitable relief) and the Indemnifying Party or Indemnifying Party Representative, as applicable, (a) irrevocably acknowledges in writing full responsibility for and agrees to fully indemnify the Indemnified Party, and (b) furnishes satisfactory evidence of its financial ability to indemnify the Indemnified Party, in which case Indemnifying Party or Indemnifying Party Representative, as applicable, may assume such control through counsel of its choice and at its expense; however, the Indemnified Party shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the Indemnifying Party or Indemnifying Party Representative, as applicable, does not acknowledge and accept responsibility for and assume control of the defense of such proceeding or claim, then the entire defense of the proceeding or claim, and any settlement made by the Indemnified Party and any judgment entered in the proceeding or claim, shall be deemed to have been consented to by, and shall be binding on, the Indemnifying Party, except that the right of the Indemnifying Party to contest its indemnification obligation under Section 8.2 or 8.3 of this Agreement, as the case may be, shall not be extinguished. If the Indemnifying Party or Indemnifying Party Representative, as applicable, does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the

Indemnified Party, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

     8.10 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS.

     (a) Claim Procedure. Claims for Damages under Sections 8.2(b)(i) and 8.2(b)(ii) shall me made on or prior to the tenth (10th) business day after the termination of the applicable survival date (the "Survival Date"), to the extent the claims arose on or prior to Survival Date by delivering to the Shareholder Representative a certificate signed by the chief financial or chief executive of Purchaser (an "Officer's Certificate"):

          (i) stating that, on or before the expiration of the applicable Survival Date, Purchaser or the Surviving Corporation has incurred, suffered or paid Damages and the amount of such Damages and, if applicable, that the Damages being claimed exceed the applicable Indemnification Threshold; and

          (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred or paid and the specific nature of the claim to which Damages are related.

     (b) Objections to Claims. The Shareholder Representative shall have a period of thirty (30) days after delivery of the Officer's Certificate to evaluate and respond. After the expiration of such thirty (30) day period, Purchaser shall be entitled to reimbursement of Damages in accordance with the provisions of this Article 8, which shall include the right of setoff described more fully in Section 8.6 hereof, provided, however, that that no such setoff or payment shall be made or be due if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Purchaser prior to the expiration of such thirty (30) day period; provided further that in the event Purchaser or the Surviving Corporation has incurred Damages as a result of payment of amounts to or on behalf of any Company D&O Indemnitees pursuant to Section 7.6 to the extent that it results from a matter for which Purchaser or the Surviving Corporation otherwise is entitled to indemnification under Section 8.2(b)(iii), then the Shareholder Representative shall not be entitled to dispute such claim unless Purchaser or the Surviving Corporation cannot properly document the amounts that the Surviving Corporation has paid in providing such indemnification. In case the Shareholder Representative shall so object in writing to any claim or claims by Purchaser or the Surviving Corporation made in any Officer's Certificate, the Shareholder Representative and Purchaser shall follow the procedures set forth in Section 9.7(a).

9.   GENERAL PROVISIONS

     9.1  NOTICES.

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties). An electronic communication ("Electronic Notice") shall be deemed written notice for purposes of this Section 9.1 if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a non-electronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

If to any Shareholder, to the address set forth below such Shareholder's name on the signature pages hereto.

If to Company:                          ClickFind, Inc.
                                        110 North Main
                                        Bryan, TX 77803
                                        Attention: Chief Executive Officer
                                        (979) 822-4978 (fax)
                                        Email: jbward@clickfind.com

with a copy (which shall not
constitute notice) to:                  Andrews Kurth LLP
                                        111 Congress, Suite 1700
                                        Austin, TX 78701
                                        Attention: J. Matthew Lyons
                                        (512) 320-9292 (fax)

If to the Shareholder Representative:   Jim Bob Ward
                                        110 North Main
                                        Bryan, TX 77803
                                        (979) 822-4978 (fax)
                                        Email: jbward@clickfind.com

with a copy (which shall not
constitute notice) to:                  Andrews Kurth LLP
                                        111 Congress, Suite 1700
                                        Austin, TX 78701
                                        Attention: J. Matthew Lyons
                                        (512) 320-9292 (fax)

If to Purchaser, Merger Sub
or Surviving Corporation, to:           DATATRAK International, Inc.
                                        6150 Parkland Boulevard, Suite 100
                                        Mayfield Heights, OH 44124
                                        Attention: Terry C. Black, CFO
                                        (440) 442-3482 (fax)
                                        Email: terry.black@datatrak.net

with a copy (which shall not
constitute notice) to:                  Calfee, Halter & Griswold LLP
                                        1400 McDonald Investment Center
                                        800 Superior Avenue
                                        Cleveland, Ohio 44114-2688
                                        Attention: Thomas F. McKee, Esq.
                                        (216) 241-0816 (fax)

     9.2  WAIVER.

     The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party or the Shareholder Representative, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the affected Party or the Shareholder Representative, as applicable; (b) no waiver that may be given by a Party or the Shareholder Representative will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party or the Shareholder Representative will be deemed to be a waiver of any obligation of such Party or the Shareholder Representative or of the right of the Party or the Shareholder Representative giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     9.3  ENTIRE AGREEMENT AND AMENDMENT.

     This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser, Merger Sub and the Company and the Shareholders holding a majority of the Company Shares (provided that any amendment that reduces the amount of or modifies the type of Merger Consideration a Shareholder receives hereunder will require that Shareholder's consent).

     9.4  SEVERABILITY.

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     9.5  SECTION HEADINGS; CONSTRUCTION.

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. In every place where they are used in this Agreement, the words "include" and "including" are intended and shall be construed to mean "include, without limitation" and "including, without limitation," respectively. References in this document to "Sections" refer to the correspondingly numbered Sections of this Agreement and Plan of Merger, unless otherwise expressly specified in the context.

     9.6  TIME OF THE ESSENCE.

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     9.7  MEDIATION, JURISDICTION AND VENUE.

     (a) Mediation. In the event of any dispute among the Parties arises out of or is related to this Agreement or the Contemplated Transactions, including, without limitation, a dispute pursuant to Section 8.10 hereof, the Parties shall be required to enter into non-binding mediation of such dispute or disagreement for a minimum of ten (10) hours prior to the initiation of any action or proceeding against the other. Upon notice by either Party to the other of the initiating Party's desire to mediate, the Parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model procedure for mediation of business disputes. The location for the mediation shall be in Chicago, Illinois, or such other location as may be agreed upon by the Parties, and the neutral third party will be selected from the CPR Panel of Neutrals applicable to such geographical area. If the Parties encounter difficulty in agreeing on a Neutral, they will seek the assistance of CPR in the selection process. A mediation proceeding shall thereafter be scheduled at a time mutually convenient to the Parties involved. The mediation shall be held within thirty (30) days following the notification by a party of a desire for mediation or within thirty (30) days following a valid, timely objection to claims by the Shareholder Representative pursuant to Section 8.10(b). If the parties cannot agree on a date for mediation, then the CPR shall select a date it believes is reasonable for the Parties, given all of the alleged conflicts in dates. The Parties shall equally share the cost of the mediator. If no resolution of the mediated dispute can be reached pursuant to the terms of this
Section 9.7(a), the Parties shall be free to pursue any and all remedies available to the Parties, whether at law or in equity, including, without limitation, the setoff right more fully described in Section 8.6 hereof.

     (b) Jurisdiction and Venue. Subject to the prior satisfaction of the procedures set forth in Section 9.7(a) above, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the courts of the State of Ohio, County of Cuyahoga, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

     9.8  GOVERNING LAW.

     This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

     9.9  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     9.10 JOINT DRAFTING.

     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent of interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

            (The remainder of this page is intentionally left blank.)

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

                                        PURCHASER:

                                        DATATRAK INTERNATIONAL, INC.


                                        By: /s/ Jeffrey A. Green
                                            ------------------------------------
                                        Its: President & CEO


                                        MERGER SUB:

                                        CF MERGER SUB, INC.


                                        By: /s/ Terry C. Black
                                            ------------------------------------
                                        Its: Treasurer


                                        COMPANY:

                                        CLICKFIND, INC.


                                        By: /s/ Jim Bob Ward
                                            ------------------------------------
                                        Its: President & CEO

Solely for purposes of accepting the appointment as Shareholder Representative with respect to the matters set forth in Section 8.8 of this Agreement:

                                        SHAREHOLDER REPRESENTATIVE:


                                        /s/ Jim Bob Ward
                                        ----------------------------------------
                                        Jim Bob Ward

     By his, her or its execution below, the undersigned agrees to become a party as a "CASH AND SECURITIES RECIPIENT" and an "INDEMNIFYING SHAREHOLDER" to this Agreement and Plan of Merger, and hereby acknowledges (i) that the undersigned has been provided with sufficient time and information to consider the merits of becoming a party hereto, and (ii) that, pursuant to the procedures set forth in Section 2.7 of the Agreement and Plan of Merger, certain Shareholders will receive different forms of Merger Consideration, and that those different forms of Merger Consideration ultimately may result in substantially different values being received by the Shareholders in the Merger. Without limiting the generality of the foregoing, the undersigned acknowledges that the Merger Consideration that such person is receiving ultimately may prove to be worth substantially less than the Merger Consideration provided solely in cash to the Company's other Shareholders. In addition, each of the undersigned agree and acknowledge and accept the responsibilities of acting as an Indemnifying Shareholder. Each of the undersigned further agrees to IRREVOCABLY AND FOREVER WAIVE AND RELEASE each of Purchaser, the Company, Surviving Corporation, and each other Shareholder, and each of their respective subsidiaries, shareholders, partners, members, officers, directors, employees, representative and agents (including, without limitation, attorneys, advisors and other professionals), successors, assigns, heirs, or executors from and against any claim by the undersigned relating to the amount, allocation or type of Merger Consideration received by the undersigned (other than manifest error in the calculation of an amount or allocation which is not promptly corrected).

CASH AND SECURITIES RECIPIENTS/
INDEMNIFYING SHAREHOLDERS:


/s/ Jim Bob Ward
-------------------------------------
JIM BOB WARD

BY EXECUTION HEREOF MR. WARD ALSO
EXPRESSLY ACKNOWLEDGES AND AGREES TO
THE WAIVER OF RIGHTS TO
INDEMNIFICATION CONTAINED IN SECTION
7.6 OF THIS AGREEMENT.


                                        /s/ Kaley Parkinson
                                        ----------------------------------------
                                        KALEY PARKINSON


/s/ Bill Coates                         /s/ Lisa Pahl
-------------------------------------   ----------------------------------------
BILL COATES                             LISA PAHL


/s/ Jennifer Fox                        /s/ Christopher Wilke
-------------------------------------   ----------------------------------------
JENNIFER FOX                            CHRIS WILKE


/s/ Shari Popp                          /s/ Eric Wilke
-------------------------------------   ----------------------------------------
SHARI POPP                              ERIC WILKE

          [COUNTERPART SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

     By his, her or its execution below, the undersigned agrees to become a party as a "CASH ONLY RECIPIENT" to this Agreement and Plan of Merger, and hereby acknowledges (i) that the undersigned has been provided with sufficient time and information to consider the merits of becoming a party hereto, and (ii) that, pursuant to the procedures set forth in Section 2.7 of the Agreement and Plan of Merger, certain Shareholders will receive different forms of Merger Consideration, and that those different forms of Merger Consideration ultimately may result in different values being received by the Shareholders in the Merger. Without limiting the generality of the foregoing, the undersigned understands and acknowledges that the undersigned is not being requested to provide indemnification with the representations and warranties of the Company, nor is the undersigned being asked to acquire and hold (perhaps indefinitely) Purchaser Shares, both of which, in addition to the other good and valuable consideration provided to the undersigned hereunder has a significant and immediate value, such that the undersigned hereby forever waives any claim that it ever may have to receive Purchaser Shares or Notes that were issued to the Cash and Securities Recipients, whether or not such Notes or Purchaser Shares ultimately prove to have a value or result in proceeds substantially in excess of the cash received by the undersigned. Each of the undersigned further agrees to IRREVOCABLY AND FOREVER WAIVE AND RELEASE each of Purchaser, the Company, Surviving Corporation, and each other Shareholder, and each of their respective subsidiaries, shareholders, partners, members, officers, directors, employees, representative and agents (including, without limitation, attorneys, advisors and other professionals), successors, assigns, heirs, or executors from and against any claim by the undersigned relating to the amount, allocation or type of Merger Consideration received by the undersigned (other than manifest error in the calculation of an amount or allocation which is not promptly corrected).

                              CASH ONLY RECIPIENTS:

    [The following individuals signed this counterpart signature page to the
                          Agreement and Plan of Merger]


                                        /s/ Amy Milligan Behrends
                                        ----------------------------------------
                                        Print Name: Amy Milligan Behrends


                                        /s/ Ronald F. Greenspan
                                        ----------------------------------------
                                        Entity Name: Brobeck Phleger
                                                     & Harrison LLP
                                        By: Ronald F. Greenspan
                                        Title: its Chapter 7 Trustee

                                        /s/ Keith Butler
                                        ----------------------------------------
                                        Print Name: Keith Butler


                                        /s/ See Loong Chin
                                        ----------------------------------------
                                        Print Name: See Loong Chin


                                        /s/ Ye Huang
                                        ----------------------------------------
                                        Print Name: Ye Huang


                                        /s/ Josh Hudgins
                                        ----------------------------------------
                                        Print Name: Josh Hudgins


                                        /s/ Roger Johnsen
                                        ----------------------------------------
                                        Print Name: Roger Johnsen


                                        /s/ Shiela Johnson
                                        ----------------------------------------
                                        Print Name: Shiela Johnson


                                        /s/ Ian R. Lazarus
                                        ----------------------------------------
                                        Print Name: Ian R. Lazarus


                                        /s/ J. Matthew Lyons
                                        ----------------------------------------
                                        Print Name: J. Matthew Lyons


                                        /s/ Barbara Mabe
                                        ----------------------------------------
                                        Print Name: Barbara Mabe


                                        /s/ Jason Mabe
                                        ----------------------------------------
                                        Print Name: Jason Mabe


                                        /s/ Ronald Mabe
                                        ----------------------------------------
                                        Print Name: Ronald Mabe

                                        /s/ John Milligan
                                        ----------------------------------------
                                        Print Name: John Milligan


                                        /s/ Linda Milligan
                                        ----------------------------------------
                                        Print Name: Linda Milligan


                                        /s/ Madison Milligan
                                        ----------------------------------------
                                        Print Name: Madison Milligan


                                        /s/ Scott Milligan
                                        ----------------------------------------
                                        Print Name: Scott Milligan


                                        /s/ Amy Newman
                                        ----------------------------------------
                                        Print Name: Amy Newman


                                        /s/ Charles Pollack
                                        ----------------------------------------
                                        Print Name: Charles Pollack


                                        /s/ Clark Popp
                                        ----------------------------------------
                                        Print Name: Clark Popp


                                        /s/ Frank Popp Jr.
                                        ----------------------------------------
                                        Print Name: Frank Popp Jr.


                                        /s/ Marilyn Popp
                                        ----------------------------------------
                                        Print Name: Marilyn Popp


                                        /s/ Allison Reinbolt
                                        ----------------------------------------
                                        Print Name: Allison Reinbolt


                                        /s/ September Smith
                                        ----------------------------------------
                                        Print Name: September Smith

                                        /s/ Brian Tiffany
                                        ----------------------------------------
                                        Print Name: Brian Tiffany


                                        /s/ Jared Walker
                                        ----------------------------------------
                                        Print Name: Jared Walker


                                        /s/ David G. Ward
                                        ----------------------------------------
                                        Print Name: David G. Ward


                                        /s/ Stephanie Whorton
                                        ----------------------------------------
                                        Print Name: Stephanie Whorton


                                        /s/ Carol Wiggins
                                        ----------------------------------------
                                        Print Name: Carol Wiggins


                                        /s/ Jonathan Williams
                                        ----------------------------------------
                                        Print Name: Jonathan Williams


                                        /s/ Shelby Wilkinson
                                        ----------------------------------------
                                        Print Name: Shelby Wilkinson


                                        /s/ Martha Wilson
                                        ----------------------------------------
                                        Print Name: Martha Wilson


                                        /s/ Di Wu
                                        ----------------------------------------
                                        Print Name: Di Wu


                                        /s/ Sharla Young
                                        ----------------------------------------
                                        Print Name: Sharla Young